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                                                                     Exhibit 2.1

                                                                  EXECUTION COPY

                          AGREEMENT AND PLAN OF MERGER

                  AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of March 28, 2002 by and among QIAGEN N.V., a Netherlands corporation ("QIAGEN"), XENOPUS MERGER SUB, INC., a Delaware corporation and a wholly-owned subsidiary of QIAGEN ("Merger Sub"), XERAGON, INC., an Alabama corporation (the "Company"), and the shareholders of the Company listed on Schedule I attached hereto (the "Company Shareholders").

                  WHEREAS, the Boards of Directors of QIAGEN, Merger Sub and the Company have each determined that it is in the best interests of their respective stockholders for QIAGEN to acquire the Company upon the terms and subject to the conditions set forth herein;

                  WHEREAS, in furtherance of such acquisition, the Boards of Directors of QIAGEN, Merger Sub and the Company have each approved the merger (the "Merger") of Merger Sub with and into the Company, and the Company Shareholders have consented to the Merger, each in accordance with the General Corporation Law of the State of Delaware (the "DGCL"), and the Alabama Business Corporation Act (the "ABCA"), as the case may be, subject to the conditions set forth herein, which Merger will result in, among other things, the Company becoming a wholly owned subsidiary of QIAGEN, and all of the issued and outstanding shares of the common stock of the Company, $0.0001 par value per share (the "Company Shares"), of the Company, held by the Company Shareholders will be exchanged and converted into shares of Common Stock, Eur. 0.01 par value, of QIAGEN (the "QIAGEN Common Stock") on the terms described herein;

                  WHEREAS, the shares of QIAGEN Common Stock issuable hereunder are not and will not be offered to persons who are established, domiciled or have their residence in the Netherlands. The offer of the shares of QIAGEN Common Stock issued hereunder, each announcement thereof and this Agreement comply with the law and regulations of any State where persons to whom the offer is made are resident.

                  WHEREAS, the Company Shareholders have voted by written consent in favor of the Merger and to approve this Agreement;

                  WHEREAS, for federal income tax purposes, it is intended that the Merger shall qualify as a tax-free reorganization with the meaning of
Section 368(a) of the Code and the United States Treasury Regulations promulgated thereunder; and

                  WHEREAS, the Company and Xeragon AG, a Swiss corporation ("XAG") are parties to that certain License Agreement, dated as of August 1, 2001, (the "Old XAG License Agreement"), pursuant to which XAG has granted to the Company an exclusive (subject to one limited license agreement with Glen Research Corporation) license to XAG's Intellectual Property Rights (as defined herein), and XAG joins in this Agreement in order to assist in the consummation of the Merger and in anticipation of its relationship with QIAGEN following the Merger;

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           NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements herein contained, and intending to be legally bound hereby, the Company, QIAGEN, Merger Sub and the Company Shareholders hereby agree as follows:

                                   ARTICLE 1
                                   THE MERGER

       1.1 The Merger. At the Effective Time (as defined in Section 1.2) and subject to and upon the terms and conditions of this Agreement and the provisions of the DGCL and the ABCA, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall, as the surviving corporation in the Merger, continue its existence under the provisions of the ABCA as a wholly-owned subsidiary of QIAGEN. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the "Surviving Corporation."

       1.2 Effective Time. As promptly as practicable after the satisfaction or, to the extent permitted hereunder, waiver of the conditions set forth in Article 7 of this Agreement, the parties hereto shall cause the Merger to be consummated by filing the Certificate of Merger and the Agreement of Merger, substantially in the forms set forth in Exhibits A and B attached hereto (the "Certificates of Merger"), along with a certified copy of this Agreement, if required, and such other documents as may be required, with the Secretary of State of the State of Delaware and the Secretary of State of the State of Alabama, executed in accordance with the relevant provisions of the DGCL and the ABCA (the date and time of such filing, or such later date and time as may be specified in the Certificate of Merger by mutual agreement of QIAGEN, Merger Sub and the Company, being the "Effective Time").

       1.3 Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the DGCL and the ABCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

       1.4 Articles of Incorporation and By-Laws of Surviving Corporation. Unless otherwise determined by QIAGEN prior to the Effective Time, at the Effective Time, the Articles of Incorporation of the Company, as amended by the Certificates of Merger, shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended as provided by the ABCA. The by-laws of the Merger Sub shall be the by-laws of the Surviving Corporation until thereafter amended as provided by the ABCA.

       1.5 Directors and Officers. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation of the Surviving Corporation. The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, in each case until their respective successors are duly elected or appointed and qualified or until their earlier death, resignation or removal in accordance with the Surviving

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Corporation's Articles of Incorporation and by-laws. Prior to the Effective
Time, the Company shall deliver to QIAGEN resignation letters of each of the directors of the Company to be effective as of such Effective Time.

       1.6   Maximum Merger Consideration; Conversion of Company Shares; Escrow.
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             (a)    At the Effective Time, by virtue of the Merger and without any action on the part of the parties hereto:

                    (i) Subject to the other provisions of this Article 1, each Company Share issued and outstanding immediately prior to the Effective Time (other than any Company Shares to be canceled pursuant to Section
       1.7 and any Dissenting Shares (as described in Section 1.16)) shall be converted automatically into the right to receive (A) the Exchange Ratio Fraction of a fully paid and non-assessable share of QIAGEN Common Stock (the "Merger Shares") and (B) at the sole election of QIAGEN, either (x) the Performance Ratio Fraction of a fully paid and non-assessable share of QIAGEN Common Stock (the "Performance Shares") or (y) the Performance Payment Amount (the "Performance Cash"), in the case of Merger Shares and Performance Shares, together with cash, if any, in lieu of any fraction of a share of QIAGEN Common Stock pursuant to Section 1.09 (collectively, the "Merger Consideration").

                    (ii) For purposes of this Agreement:

                         (A) the term "Acquisition Amount" shall mean $8,000,000
                    (which Acquisition Amount represents the aggregate fixed portion of the purchase price for the Company Shares);

                         (B) the term "Company Shares Number" means (A) the sum
                    of all Company Shares outstanding immediately prior to the Effective Time, minus (B) Company Shares to be canceled pursuant to Section 1.7;

                         (C) the term "Closing Date Average" shall mean the
                    average of the closing prices of QIAGEN Common Stock (rounded to the nearest cent) on the Nasdaq National Market (as reported on the Nasdaq web site) on the ten (10) consecutive trading days ending on the trading day immediately prior to the Effective Time; provided, however, that if the Closing Date Average is lower than $14.00, the Closing Date Average shall be deemed to be $14.00 for purposes of this Section 1.6;

                         (D) the term "Exchange Ratio Fraction" shall mean the
                    quotient (calculated to the nearest five (5) decimal places) obtained by (I) dividing (x) the Acquisition Amount by (y) the Closing Date Average, and (II) dividing the quotient computed thereby by the Company Shares Number;

                         (E) the term "Performance Amount" shall mean $600,000
                    multiplied by the sum of the Performance Expense Multiplier and the Performance Revenue Multiplier (which Performance Amount represents

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              the aggregate variable portion of the purchase price for the
              Company Shares);

                     (F) the term "Performance Average" shall mean the average
              of the closing prices of QIAGEN Common Stock (rounded to the nearest cent) on the Nasdaq National Market (as reported on the Nasdaq web site) on the ten (10) consecutive trading days ending on December 31, 2003; provided, however, that the Performance Average shall in no event be less than $14.00 (adjusted for any stock dividend, stock split, combination, or similar recapitalization occurring from and after the date of this Agreement and before December 31, 2003);

                     (G) the term "Performance Expense Multiplier" shall mean
              (I) zero if the Xeragon Expense Percentage is greater than or equal to 42%, (II) one if the Xeragon Expense Percentage is less than or equal to 35% and (III) otherwise the result obtained by dividing (y) the difference between 42% and the Xeragon Expense Percentage by (z) 7%;

                     (H) the term "Performance Ratio Fraction" shall mean the
              quotient (calculated to the nearest five (5) decimal places) obtained by (I) dividing (x) the Performance Amount by (y) the Performance Average, and (II) dividing the quotient computed thereby by the Company Shares Number;

                     (I) the term "Performance Payment Amount" shall mean the
              quotient (calculated to the nearest five (5) decimal places) obtained by (I) dividing (x) the Performance Amount by (y) the Company Shares Number;

                     (J) the term "Performance Revenue Multiplier" shall mean
              (I) zero if the Xeragon Revenues are less than or equal to $8,800,000, (II) one if the Xeragon Revenues are equal to or greater than $11,000,000 and (III) otherwise the result obtained by dividing (y) the difference between the Xeragon Revenues and $8,800,000 by (z) $2,200,000;

                     (K) the term "Xeragon Business" shall mean the sale of
              custom or pre-manufactured synthetic RNA; provided, that the term "Xeragon Business" shall not include any products which (i) QIAGEN offers as of the date hereof or (ii) which QIAGEN may offer in the future which are not based on the XAG's Intellectual Property Rights;

                     (L) the term "Xeragon Revenues" shall mean, for the one
              year period ending on December 31, 2003, the aggregate of all revenues realized by QIAGEN directly from the Xeragon Business during such period, net of any trade, cash or quantity discounts or rebates, credits or allowances given or made and sales, transfer and other excise taxes and

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              customs duties levied (including any tax such as a value added or similar tax or government charge); and

                     (M) the term "Xeragon Expense Percentage" shall mean, for
              the one-year period ending on December 31, 2003, the sum of the cost of goods sold and research and development expenses attributable to the Xeragon Business for such period expressed as a percentage of the aggregate of all operating expenses attributable to the Xeragon Business for such period.

              (iii) Notwithstanding the foregoing, under no circumstances shall QIAGEN be obligated to issue any shares of QIAGEN Common Stock as Performance Shares to the extent that, such shares, when aggregated with the other shares of QIAGEN Common Stock previously issued pursuant to this Agreement, would result in the issuance of a number of shares of QIAGEN Common Stock that exceeds 657,143 shares of QIAGEN Common Stock (the "Issuance Limit"); provided, however, that the Issuance Limit shall be appropriately adjusted for any stock dividend, stock split, combination, or similar recapitalization occurring from and after the date of this Agreement.

       (b) As of the Effective Time, each Company Share issued and outstanding immediately prior to the Effective Time shall no longer be outstanding, shall automatically be canceled and retired and shall cease to exist, and each Company Shareholder shall cease to have any rights with respect thereto, except the right to receive such Company Shareholder's portion of the Merger Consideration in the form of Merger Shares upon surrender of such certificate in accordance with Section 1.10 hereof and the contingent right to receive the either the Performance Shares or, at the sole election of QIAGEN, the Performance Cash, if any, in accordance with Section 1.18 hereof.

       (c) The shares of QIAGEN Common Stock to be issued to the Company Shareholders in connection with the Merger will be issued in a transaction exempt from registration under the Securities Act of 1933, as amended (the "Securities Act"), by reason of Section 4(2) thereof, will be "restricted securities" which have not been registered under the Securities Act, and must be held until they are either registered or an exemption from registration becomes available for their resale. As provided in Section 6.3 hereof, QIAGEN shall use its best efforts to prepare and file as promptly as practicable, and, in any event, within thirty (30) days following the Effective Time, a registration statement on Form F-3 with the Securities and Exchange Commission ("SEC") covering the resale of the Merger Shares (the "Resale Registration Statement"), and QIAGEN shall use reasonable efforts to cause the Resale Registration Statement to become effective within ninety (90) days after the Effective Time (the date of effectiveness of such Resale Registration Statement being referred to herein as the "Registration Statement Effective Date").

       (d) Within twenty-five (25) Business Days after the Closing Date, QIAGEN will deposit in escrow certificates representing 15% of the Merger Shares (the "Escrow Shares"), to be held in accordance with the terms of the Escrow Agreement, a form of which is attached hereto as Exhibit C (the "Escrow Agreement").

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      1.7   Cancellation of Treasury  Shares. Each Company Share held in the treasury of the Company immediately prior to the Effective Time shall be canceled and extinguished without any conversion thereof.

      1.8 Capital Stock of Merger Sub. Each share of common stock, par value $.001 per share, of Merger Sub (the "Merger Sub Common Stock"), issued and outstanding immediately prior to the Effective Time shall be converted into and exchanged for one validly issued, fully paid and non-assessable share of Common Stock, par value $.0001 per share, of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any Merger Sub Common Stock shall continue to evidence ownership of such shares of capital stock of the Surviving Corporation.

      1.9 Fractional Shares. No fraction of a share of QIAGEN Common Stock will be issued hereunder, but in lieu thereof each holder of Company Shares who would otherwise be entitled to a fraction of a share of QIAGEN Common Stock (after aggregating all fractional shares of QIAGEN Common Stock to be received by such holder) shall receive from QIAGEN an amount of cash (rounded to the nearest whole cent) equal to the product of such fraction multiplied by the Closing Date Average (with respect to fractional Merger Shares) or the Performance Average (with respect to fractional Performance Shares).

      1.10  Surrender of Certificates.

            (a) QIAGEN to Provide QIAGEN Common Stock. Not later than twenty-five (25) Business Days after the Effective Time, QIAGEN shall cause to be delivered to the Exchange Agent, for exchange in accordance with this Article 1, the Merger Shares (exclusive of the Escrow Shares) issuable pursuant to
Section 1.6 in exchange for outstanding Company Shares paid pursuant to Section 1.6.

            (b) Exchange Procedures. Promptly after the Effective Time, QIAGEN shall cause the Exchange Agent to mail to each holder of record of a certificate or certificates (the "Certificates") which immediately prior to the Effective Time represented outstanding Company Shares whose shares were converted into the right to receive shares of QIAGEN Common Stock pursuant to Section 1.6, (i) a letter of transmittal in the form of Exhibit D hereto and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing shares of QIAGEN Common Stock, (ii) a notice specifying the number of whole Merger Shares to which such holder is entitled pursuant to Section 1.6 hereof and (iii) a notice specifying the amount of cash in lieu of the fraction of a Merger Share, if any, to which such holder is entitled pursuant to Section
1.9 hereof. Upon surrender of a Certificate for cancellation to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, the holder of such Certificate shall be entitled to receive in exchange therefor, (x) a certificate representing the number of whole Merger Shares (less the shares of QIAGEN Common Stock representing such holder's pro rata contribution to the Escrow Fund), and
(y) cash in lieu of fractional Merger Shares which such holder has the right to receive pursuant to Section 1.9, and the Certificate so surrendered shall forthwith be canceled. Until so surrendered, each outstanding Certificate that, prior to the Effective Time, represented Company Shares will be deemed from and after the Effective Time, for all corporate purposes, other than the payment of dividends, to evidence the right to receive, upon surrender of such

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Certificate, the number of full Merger Shares into which the Company Shares represented by such Certificate shall have been so converted and the contingent right to receive Performance Shares, or at the sole election of QIAGEN, Performance Cash, if any, in the case of Merger Shares or Performance Shares together with an amount in cash in lieu of fractional shares, if any, in accordance with Section 1.9. Any portion of the shares of QIAGEN Common Stock deposited with the Exchange Agent pursuant to this Section 1.10(b) which remains undistributed to the holders of the Certificates representing Company Shares for one hundred and eighty (180) days after the Effective Time shall be delivered to QIAGEN, upon demand, and any holders of Company Shares who have not theretofore complied with this Article 1 shall thereafter look only to QIAGEN for such portion of QIAGEN Common Stock, any dividends or distributions with respect to QIAGEN Common Stock and the amount of cash in lieu of the fraction of a share of QIAGEN Common Stock, if any, to which such holders may be entitled.

      (c) Distributions With Respect to Unexchanged Shares. No dividends or other distributions declared or made after the Effective Time with respect to QIAGEN Common Stock with a record date after the Effective Time will be paid to the holder of any unsurrendered Certificate with respect to the shares of QIAGEN Common Stock represented thereby until the holder of record of such Certificate shall surrender such Certificate. Subject to applicable escheat Law, following surrender of any such Certificate, there shall be paid to the record holder of the certificates representing whole shares of QIAGEN Common Stock issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of QIAGEN Common Stock.

      (d) Transfers of Ownership. If any certificate for shares of QIAGEN Common Stock is to be issued in a name other than that in which the Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance thereof that the Certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to QIAGEN, or any agent designated by it, any transfer or other taxes required by reason of the issuance of a certificate for shares of QIAGEN Common Stock in any name other than that of the registered holder of the certificate surrendered, or established to the satisfaction of QIAGEN or any agent designated by it that such tax has been paid or is not payable.

      (e) No Liability. Notwithstanding anything to the contrary in this Agreement, none of the Exchange Agent, QIAGEN, Merger Sub or the Surviving Corporation shall be liable to a holder of Company Shares for any QIAGEN Common Stock or any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

      (f) Withholding of Tax. QIAGEN or the Exchange Agent will be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Company Shares such amounts as QIAGEN (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making by such holder of payment required under the Code, or any provision of federal, state, local or foreign tax law as a result of the Merger. To the extent that amounts are so withheld by QIAGEN or the Exchange Agent, such withheld amounts will be treated for all purposes of this Agreement as having been paid to

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the holder of the Company Shares in respect of whom such deduction and withholding were made by QIAGEN.

      1.11 Further Ownership Rights in Company Shares. All shares of QIAGEN Common Stock issued upon the surrender for exchange of Company Shares in accordance with the terms of this Agreement (including any cash paid for fractional shares paid in respect thereof) shall be deemed to have been issued in full satisfaction of all rights pertaining to such Company Shares under this Agreement other than the contingent right to receive Performance Shares, or at the sole election of QIAGEN, Performance Cash, if any, and there shall be no further registration of transfers on the records of the Surviving Corporation of Company Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to the Surviving Corporation for any reason, they shall be canceled and exchanged as provided in this Article 1.

      1.12 Closing. Unless this Agreement shall have been terminated and the transactions contemplated by this Agreement abandoned pursuant to the provisions of Article 9, and subject to the provisions of Article 7, the closing of the Merger (the "Closing") will take place at 10:00 a.m. (Eastern time) on a date (the "Closing Date") to be mutually agreed upon by the parties, which date shall be not later than the third Business Day after all the conditions set forth in
Article 7 shall have been satisfied (or waived in accordance with Article 7, to the extent the same may be waived), unless another time and/or date is agreed to in writing by the parties. The Closing shall take place at the offices of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C., One Financial Center, Boston, Massachusetts, unless another place is agreed to in writing by the parties.

      1.13 Lost, Stolen or Destroyed Certificates. In the event any Certificates shall have been lost, stolen or destroyed, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such shares of QIAGEN Common Stock (and cash for fractional shares, if any), as may be required pursuant to Sections 1.6 or 1.9; provided, however, that QIAGEN may, as a condition precedent to the issuance or payment thereof, require the owner of such lost, stolen or destroyed certificates to indemnify QIAGEN against any claim that may be made against QIAGEN or the Exchange Agent with respect to the Certificates alleged to have been lost, stolen or destroyed.

      1.14 Dissenters' Rights. All persons who have executed and delivered a Stockholder Agreement shall have consented to the Merger and shall have delivered their stock certificates in accordance with the terms hereof. Notwithstanding anything in this Agreement to the contrary, any Company Shares outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or delivered a valid, unrevoked proxy in favor of the Merger, or consented thereto in writing and who has delivered written notice to the Company objecting to the Merger and demanding payment for his shares as required in accordance, and has otherwise complied, with the applicable provisions of the ABCA ("Dissenting Shares"), shall not be converted into the right to receive the QIAGEN Common Stock, unless and until such holder fails to elect to dissent from the Merger or effectively withdraws or otherwise loses his right to payment of the fair value of his shares under the provisions of the ABCA. If, after the Effective Time, any such holder fails to perfect or effectively withdraws or loses his right to such payment, such Dissenting Shares shall thereupon be treated as if they had been converted as of

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the Effective Time into the right to receive that portion of the Merger
Consideration to which such holder is entitled, without interest thereon. Any amounts paid to holders of Dissenting Shares in an appraisal proceeding will be paid by the Surviving Corporation out of its own funds and will not be paid by QIAGEN or Merger Sub. The Company shall not, except with the prior written consent of QIAGEN, make any payment with respect to any such demands or offer to settle or settle any such demands.

      1.15 Further Assurances. If at any time after the Effective Time, the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company or Merger Sub, or (b) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to solicit in the name of the Company or Merger Sub any third party consents or other documents required to be delivered by any third party, to execute and deliver, in the name and on behalf of the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of the Company or Merger Sub, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, immunities, powers, purposes, franchises, properties or assets of the Company or Merger Sub and otherwise to carry out the purposes of this Agreement.

      1.16 Closing of Company Transfer Books. At the Effective Time, the stock transfer books of the Company shall be closed and no transfer of Company Shares shall thereafter be made. If, after the Effective Time, certificates representing shares of Company Shares are presented to the Surviving Corporation, they shall be canceled and presented to the Exchange Agent in accordance with Section 1.10.

      1.17 Tax Consequences. It is intended by the parties hereto that the Merger shall be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a)(1)(A) and 368(a)(2)(E) of the Code, and that this Agreement shall be, and is hereby, adopted as a plan of reorganization for purposes of Section 368 of the Code. The parties shall not take a position, whether on any Tax Return or otherwise, that is inconsistent with this Section 1.17.

      1.18  Performance Calculation.

            (a) As soon as practical after December 31, 2003, QIAGEN will determine (i) the amount of Xeragon Revenues and (ii) the Xeragon Expense Percentage, each to be determined in accordance with generally accepted accounting principles, and shall deliver written notice of such determination to Patrick Weiss as representative of the Company Shareholders (the "Dispute Representative") at his address as set forth on the signature page hereto (or such other address as he shall have furnished in writing to QIAGEN prior to such time).

            (b) If the Dispute Representative objects to QIAGEN's determination of the Xeragon Revenues or Xeragon Expense Percentage, he shall deliver to QIAGEN written notice

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of such objection within 30 calendar days after his receipt of notice thereof (a
"Dispute Notice") setting forth, with specificity, the nature of his dispute and his alternative calculation of the Xeragon Revenues and the Xeragon Expense Percentage, as applicable. If the Dispute Representative does not timely deliver to QIAGEN a Dispute Notice the Company Shareholders shall be deemed to have agreed to QIAGEN's determination of the Xeragon Revenues and the Xeragon Expense Percentage. If the Dispute Representative does timely deliver to QIAGEN a Dispute Notice, QIAGEN and the Dispute Representative shall meet within 15 calendar days after QIAGEN's receipt of the Dispute Notice to attempt to resolve any dispute referenced therein. Any dispute not able to be resolved within such 15 calendar day period shall be submitted to QIAGEN's independent accounting representative, or another firm chosen by QIAGEN ("QIAGEN's Accountant"), and another firm chosen by the Dispute Representative ("Shareholders' Accountant" and together with QIAGEN's Accountant, (the "Accountants"), which shall endeavor in good faith to resolve any disputed item(s). If the Accountants are unable to resolve the disputed item(s) within thirty (30) calendar days after submission to them, the Accountants shall together, within ten (10) Business Days thereafter, appoint a representative from a "big five" accounting firm (other than either of the Accountants) to arbitrate the dispute (the "Arbitrator"). QIAGEN and the Dispute Representative shall, within the next twenty (20) calendar days thereafter, present their positions with respect to the disputed item(s) to the Arbitrator together with such other materials as the Arbitrator deems appropriate. The Arbitrator shall, after the submission of the evidentiary materials, submit its written decision on each disputed item to QIAGEN and the Dispute Representative. Any determination by the Arbitrator with respect to any disputed item shall be final, binding and conclusive on each party to this Agreement. QIAGEN and the Dispute Representative agree that the cost of the Arbitrator shall be borne one-half (1/2) by QIAGEN and one-half (1/2) by the Dispute Representative. QIAGEN shall be responsible for the cost of QIAGEN's Accountant and the Dispute Representative shall be responsible for the cost of the Shareholders' Accountant.

            (c) Upon final determination of the Xeragon Revenues and the Expense Percentage (whether upon agreement of the parties, by the Accountants or by the Arbitrator), QIAGEN shall, as soon as practical after such final determination but subject to provisions of Section 1.6(a)(iii), issue and deliver to the Company Shareholders either (A) the Performance Shares and cash in lieu of any fractional Performance Shares in accordance with Section 1.6(a) hereof or (B) the Performance Cash (rounded to the nearest $0.01 for each Company Stockholder).

                                   ARTICLE 2
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

         The Company hereby represents and warrants to QIAGEN and Merger Sub that the statements contained in this Article 2 are correct and complete as of the date of this Agreement and will be correct and complete at the Effective Time, except as disclosed in the disclosure schedule dated the date hereof, certified by the President and Chief Executive Officer of the Company and delivered by the Company to QIAGEN and Merger Sub simultaneously herewith (which disclosure schedule shall contain specific references to the representations and warranties to which the disclosures contained therein relate, and an item on such disclosure schedule shall be deemed to qualify only the particular subsection or subsections specified for such item) (the "Company Disclosure Schedule") as follows:

      2.1  Organization and Qualification; Subsidiaries.

           (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has all the requisite corporate power and authority and is in possession of all franchises, grants, authorizations, licenses, permits, easements, consents, certificates, approvals and Orders (collectively, "Company Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so organized, existing and in good standing or to have such power, authority and Company Approvals would not, individually or in the aggregate, have a Material Adverse Effect.

           (b) The Company is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing which would not, individually or in the aggregate, have a Material Adverse Effect.

           (c) The Company has no Subsidiaries and does not own any equity interest in, or any interest convertible into or exchangeable or exercisable for directly or indirectly, any equity or similar interest in, any Person.

           (d) The ownership of XAG is described on Section 2.1 of the Company Disclosure Schedule.

     2.2 Articles of Incorporation and By-laws. The Company has heretofore furnished to QIAGEN a complete and correct copy of its Articles of Incorporation and by-laws or equivalent organizational documents, as amended or restated to the date hereof. Such Articles of Incorporation and by-laws, or equivalent organizational documents of the Company, are in full force and effect. The Company is not in violation of any of the provisions of its Articles of Incorporation or by-laws or equivalent organizational documents.

     2.3   Capitalization.

           (a) The authorized capital stock of the Company consists of 1,000,000 shares of common stock, $0.0001 par value per share (previously defined herein as the "Company Shares"). Of such shares, (i) 1,000,000 Company Shares are issued and outstanding; (ii) no Company Shares are held in the treasury of the Company; (iii) no Company Shares are duly reserved for future issuance and (iv) no options or warrants to purchase Company Shares are issued and outstanding. Except as set forth above (x) no shares of voting or non-voting capital stock, other equity interests, or other voting securities of the Company were issued, reserved for issuance or outstanding and (y) there are no outstanding stock appreciation rights of the Company and no outstanding limited stock appreciation rights. All outstanding shares of capital stock of the Company are duly authorized, validly issued, fully paid and non-assessable and not subject to preemptive rights. None of the outstanding equity securities or other securities of the Company was issued in violation of the Securities Act or any other Law, Regulation or Order. There are no outstanding bonds, debentures, notes or other indebtedness of the Company with voting rights (or convertible into, or exchangeable for, securities with voting rights) on any matters on which stockholders of the Company may vote. The Company Shares owned by the Company Shareholders and being purchased pursuant to this Agreement represent one hundred percent (100%) of the outstanding capital stock of the Company of all classes.

           (b) Section 2.3(b) of the Company Disclosure Schedule sets forth the names of the owners of record of all Company Shares. Except as set forth in
Section 2.3(b) of the Company Disclosure Schedule there are no outstanding securities, options, warrants, calls, rights, commitments, agreements, arrangements, understandings or undertakings of any kind (contingent or otherwise) to which the Company is a party or by which it is bound obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of its capital stock or other voting securities of the Company or obligating the Company to issue, grant, extend or enter into any such security, option, warrant, call, right, commitment, agreement, arrangement or undertaking. There are no outstanding contractual obligations of the Company to repurchase, redeem or otherwise acquire any shares of capital stock (or options to acquire any such shares) of the Company.

           (c) There are no voting trusts, proxies or other agreements, commitments or understandings of any character to which the Company is a party or by which the Company is bound with respect to the voting of any shares of capital stock of the Company, except for the Voting Agreements. There are no agreements, arrangements or commitments of any character (contingent or otherwise) pursuant to which any person is or may be entitled or to cause the Company or any successor corporation (including QIAGEN) to file a registration statement under the Securities Act or which otherwise relate to the registration of any securities of the Company or such successor corporation, except as disclosed in Section 2.3(b) of the Company Disclosure Schedule.

     2.4   Authority Relative to this Agreement; Required Vote.

           (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement, and each instrument required to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by the Company of this Agreement, the performance of its obligations hereunder, and the consummation by the Company of the transactions contemplated hereby, have been duly and validly authorized by all corporate action, and no other corporate proceedings on the part of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by the Company and, constitutes the legal, valid and binding obligation of the Company except to the extent that enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

           (b) The Board of Directors of the Company has directed that this Agreement be submitted to the Company Shareholders for their approval and authorization. The affirmative votes of holders of at least a majority of all outstanding Company Shares are the only votes of the holders of any class or series of capital stock of the Company necessary to approve and authorize this Agreement, the Merger, the Related Agreements and the other transactions contemplated hereby and thereby. The Company Shareholders beneficially own and have the right to vote, in the aggregate, all of the total issued and outstanding Company Shares.

     2.5   No Conflict; Required Filings and Consents.

           (a) The execution and delivery by the Company of this Agreement or any instrument required by this Agreement to be executed and delivered by the Company at the Closing do not, and the performance by the Company of its obligations under this Agreement or any instrument required by this Agreement to be executed and delivered by the Company at the Closing, shall not (i) conflict with or violate the Articles of Incorporation or by-laws or equivalent organizational documents of the Company, (ii) conflict with or violate any Law, Regulation or Order applicable to the Company or by which any of its properties is bound or affected, (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or impair the Company's rights or alter the rights or obligations of any third party under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien or encumbrance on any of the properties or assets of the Company pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the Company is a party or by which the Company or any of its properties is bound or affected, (iv) cause QIAGEN, the Merger Sub or the Company to become subject to, or to become liable for the payment of, any Tax imposed by any state or local Tax authority on the Company or any of its properties, or (v) cause any of the assets owned by the Company to be reassessed or revalued by any state or local Tax authority.

           (b) The execution and delivery by the Company of this Agreement or any instrument required by this Agreement to be executed and delivered by the Company at Closing do not, and the performance by the Company of its obligations under this Agreement and any instrument required by this Agreement to be executed and delivered by the Company at Closing, shall not, require the Company to obtain any consent or waiver of any Person or the consent, approval, authorization or action by, license, waiver, qualification, Order or Permit, observe any waiting period imposed by, or make any filing with or notification to, any Court or Governmental Authority, domestic or foreign, except (A) compliance with applicable requirements, if any, of the Securities Act, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), state securities laws ("Blue Sky Laws"), (B) the filing of appropriate Merger or other documents as required by Delaware or Alabama Law, or (C) such other third party consents, approvals, authorization, licenses, waivers, qualifications, Orders or Permits set forth in Section 2.5(b) of the Company Disclosure Schedule.

     2.6 Material Agreements. Section 2.6 of the Company Disclosure Schedule sets forth a true and complete list and a description of (i) all contracts, licenses, agreements, permits and instruments to which the Company is a party or by which it or any of its properties or assets may be bound, which are material to the Company (in the case of contracts, licenses and agreements, "material" meaning that the aggregate dollar value of obligations or commitments to or by the Company thereunder shall be at least $5,000), (ii) each agreement pursuant to which the Company or XAG has granted, or been granted, exclusive rights,
(iii) each agreement which has a term of one year or longer, and (iv) each agreement which is related in any way to the Company's or XAG's Intellectual Property Rights (collectively, the "Material Agreements").

Complete copies of all Material Agreements have been made available by the Company to QIAGEN, and no oral Material Agreements exist. Each such Material Agreement is in full force and effect, is a valid and binding obligation of the Company and is enforceable against the Company in accordance with its terms, and the Company does not have Knowledge that any Material Agreement is not a valid and binding agreement of the other parties thereto. Each Material Agreement is enforceable against the Company in accordance with its terms, and enforceable against each other party thereto, in each case in each case except that the enforcement thereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar law now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in and there has not occurred any material default by the Company or any other party thereto, which remains unremedied. No condition exists or, event has occurred which (whether with or without notice or lapse of time or both, or the happening or occurrence of any other event) would result in a loss of rights or an acceleration of an obligation or result in the creation of any Lien thereunder or pursuant thereto, or would constitute a default by the Company or, to the Company's Knowledge, any other party thereto under, or result in a right in termination of, any Material Agreement. The Company is in compliance with the terms of the Company Approvals, except where any failures to so comply would not, individually or in the aggregate, have a Material Adverse Effect. The continuation, validity, enforceability and effectiveness of each Material Agreement will not be affected by the consummation of the transactions contemplated by this Agreement. Furthermore, no party to a Material Agreement has repudiated any provision thereof and communicated such repudiation to the Company, and there are no negotiations pending or in progress to revise any material terms of any Material Agreement.

     2.7 Compliance. The Company is not in conflict with, or in default or violation of, any Law, Regulation or Order applicable to the Company or by which its or any of its properties is bound or affected (other than any Law, Regulation or Order relating to emissions, pollution or other environmental matters, which are separately addressed in Section 2.21 hereof), except for any such conflicts, defaults or violations which would not, individually or in the aggregate, have a Material Adverse Effect. The Company has all requisite licenses, permits, certificates, authorizations and approvals, including health and safety and employee health and safety permits, from foreign, federal, state and local authorities necessary to conduct its business as currently conducted (collectively, the "Permits"), all of which Permits are set forth in Section 2.7 of the Company Disclosure Schedule, except where any failure to have such Permits will not, individually or in the aggregate, have a Material Adverse Effect. All of the Permits identified in Section 2.7 of the Company Disclosure Schedule are in full force and effect no party thereto is in default under any of such Permits and no event has occurred and no condition exists which, with the giving of notice, the passage of time, or both, would constitute a default thereunder. No action or claim is pending or, to the Company's Knowledge, threatened, to revoke or terminate any Permit identified in Section 2.7 of the Company Disclosure Schedule. The Company is not, nor has it been, in violation of any Law, rule, Regulation, ordinance or court or administrative order (including, without limitation, those relating to building, zoning, land use, health and safety and employee health and safety matters), except where any such violations would not, individually or in the aggregate, have a Material Adverse Effect. The Company has not received any notice or communication from any foreign, federal, state or local governmental or regulatory authority or otherwise of any such violation and, to the Company's Knowledge, no such notice or communication is threatened.

     2.8 Financial Statements. The Company has delivered to the QIAGEN: (a) an unaudited balance sheet of the Company as of December 31, 2001 and the related unaudited consolidated statements of income and cash flow for the fiscal year then ended and (b) an unaudited balance sheet of the Company as of February 28, 2002 (the most recent of which is referred to as the "Company Balance Sheet"). Except as set forth on Section 2.8 of the Company Disclosure Schedule, such financial statements (collectively, the "Company Financial Statements"), are true, correct and complete and fairly present the financial condition, the results of operations and cash flows of the Company as at the respective dates of and for the periods referred to in such financial statements, all in accordance with generally accepted accounting principles ("GAAP"), subject, in the case of interim financial statements, to normal recurring year-end adjustments and the absence of notes (the effect of which will not, individually or in the aggregate, be materially adverse). Except as disclosed therein, the Company Financial Statements reflect the consistent application of such accounting principles throughout the periods involved. No financial statements of any Person other than the Company are required by GAAP to be included in the Company Financial Statements.

     2.9 Books and Records. The books of account, minute books, stock record books, and other records of the Company, all of which have been made available to QIAGEN, are complete and correct in all material respects. The Company maintains a system of internal financial and accounting controls that was deemed adequate by the Company's independent auditors based on their review of such controls in connection with the most recent audit of the Company's financial statements. The minute book of the Company contains accurate and complete records of all meetings held of, and corporate action taken by, the stockholders, the Boards of Directors, and committees of the Board of Directors of the Company, and no meeting of any such stockholders, Board of Directors, or committee has been held, or corporate action taken, for which minutes have not been prepared and are not contained in such minute books.

     2.10 Accounts and Notes Receivable. All accounts and notes receivable reflected in the Company Financial Statements and all accounts receivable insofar as it represents income earned arising after December 31, 2001 (collectively, the "Company Accounts Receivable") have arisen in the ordinary course of business of the Company, represent valid and enforceable obligations due to the Company, and are not subject to and discount, set-off or counter-claim. All such Company Accounts Receivable have been collected or, to the Knowledge of the Company, are fully collectible in the ordinary course of business of the Company in the aggregate amounts thereof in accordance with their terms.

     2.11 Inventory. All inventory of the Company, whether or not reflected in the Company Balance Sheet, consists of a quality and quantity usable and salable in the ordinary course of business in all material respects, except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Company Balance Sheet. All inventories not written off have been priced at the lower of cost or market on a first in, first out basis. The quantities of each item of inventory (whether raw materials, work-in-process, or finished goods) are not excessive, but are reasonable in the present circumstances of the Company.

     2.12 Customers and Distributors. Section 2.12 of the Company Disclosure Schedule sets forth (i) all representatives and distributors of the Company's products (whether pursuant to commission, royalty or other arrangement) and (ii) a list of the Company's top ten customers (determined by twelve-month trailing revenues from such customers) (collectively, the "Customers and Distributors"). To the Knowledge of the Company, the relationships of the Company with its Customers and Distributors and its suppliers are good. There is no plan or intention of any such Customer, Distributor, or supplier, and the Company has not received any written or oral threat from any Customer, Distributor, or supplier, to terminate, cancel or otherwise adversely modify its relationship with the Company or to decrease materially or limit its services, supplies or materials to the Company or its usage, purchase or distribution of the services or products of the Company.

     2.13  Absence of Certain Changes or Events.

           (a) Since February 28, 2002, the Company has conducted its business only in the ordinary and usual course and in a manner consistent with past practice and, since such date, there has not been any (i) purchase, redemption, retirement, or other acquisition by the Company from the Company Shareholders of any shares of any such capital stock; or declaration or payment of any dividend or other distribution or payment in respect of shares of capital stock; (ii) payment or increase by the Company of any bonuses, salaries, or other compensation to any stockholder, director, officer, or (except in the ordinary course of business) employee or entry into any employment, severance, or similar contract with any director, officer, or employee; (iii) adoption of, or increase in the payments to or benefits under, any Company Benefit Plan (as defined in Section 2.16(a)); (iv) damage to or destruction or loss of any asset or property of the Company, whether or not covered by insurance, that is reasonably likely to have a Material Adverse Effect; (v) entry into, termination of, or receipt of notice of termination of (A) any license, distributorship, dealer, sales representative, joint venture, credit, or similar agreement, or (B) any Material Agreement or transaction involving a total remaining commitment by or to the Company of at least $5,000; (vii) sale (other than sales of inventory in the ordinary course of business), lease, or other disposition of any asset or property of the Company or mortgage, pledge, or imposition of any Lien on any material asset or property of the Company, including the sale, lease, or other disposition of any of the Intellectual Property Rights; (vii) cancellation or waiver of any claims or rights with a value to the Company in excess of $5,000;
(viii) material change in the accounting methods used by the Company; (ix) incurrence of any indebtedness for borrowed money or capital lease obligations outside the ordinary course of business; (x) guaranty of any indebtedness of another Person; (xi) acquisition by merger or consolidation with, or by purchasing a substantial equity interest in, or by any other manner, any business or any Person; (xii) acceleration, termination (other than end-of-term expirations), modification, cancellation, declaration of a default under or indication of an intent to terminate any Material Agreement (or series of related Material Agreements) involving more than $5,000 to which the Company is a party or by which it is bound; (xiii) any capital expenditure (or series of related capital expenditures) either involving more than $5,000 or outside the ordinary course of business; (xiv) delay or postponement of the collection of accounts receivable or the payment of accounts payable and other liabilities outside the ordinary course of business; (xvi) loan to, or, except in the ordinary course of business, entry into any other transaction with, any of its directors, officers and employees; (xvi) entry into any transaction other than in the ordinary course of business; (xvii) agreement, whether oral or written, by the Company to do any of the foregoing; and (xviii) any other change, event, development or circumstance affecting the

Company which, individually or in the aggregate, has, or is reasonably likely to have, a Material Adverse Effect.

           (b) Since December 31, 2001, there has not been any change by the Company in its accounting methods, principles or practices, any revaluation by the Company of any of its assets, including, writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business, or any condition, event or occurrence which could reasonably be expected to prevent, hinder or materially delay the ability of the Company to consummate the transactions contemplated by this Agreement.

     2.14 No Undisclosed Liabilities. The Company has no liabilities or obligations of any nature (whether absolute, accrued, fixed, contingent or otherwise), except (a) liabilities or obligations reflected in the Company Balance Sheet, (b) liabilities or obligations incurred in the ordinary course of business consistent with past practice since February 28, 2002 which are not, and will not have, individually or in the aggregate, a Material Adverse Effect on the Company and (c) liabilities or obligations which are not and will not have, individually or in the aggregate, a Material Adverse Effect on the Company.

     2.15 Absence of Litigation. There is no Litigation pending against the Company or, to the Company's Knowledge, against any licensors of Intellectual Property to the Company, or, to the Company's Knowledge, threatened against the Company and there is no basis for such Litigation. The Company is not subject to any outstanding Claim or Order which, individually or in the aggregate, has, or in the future might have, a Material Adverse Effect or would prevent, hinder or delay the Company from consummating the transactions contemplated by this Agreement.

     2.16  Employee Benefit Plans.

           (a) The Company has no deferred compensation, incentive compensation, stock purchase, restricted stock option and other equity compensation plan, "welfare" plan, fund or program (within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"); "pension" plan, fund or program (within the meaning of Section 3(2) of ERISA); or any other employee benefit plan, fund, program, agreement or arrangement, including but not limited to vacation plans, cafeteria plans, educational assistance or reimbursement plans, spending account plans (for medical expenses, dependent care expenses, or other expenses), severance, golden parachute, termination, supplemental unemployment, plant closing or similar benefits, active health or life or other post-employment welfare or insurance plans, bonus or performance based compensation plans or arrangements, supplemental executive retirement plans or other supplemental or excess benefit plans in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company, any trade or business (whether or not incorporated) which is a member of a controlled group or which is under common control with the Company within the meaning of Section 414 of the Code or which could be deemed a "single employer" within the meaning of Section 4001(b) of ERISA (an "ERISA Affiliate"), or to which the Company or an ERISA Affiliate is a party, whether written or oral, for the benefit of any officer, director, employee or former employee of the Company or any of its ERISA Affiliates, whether or not such plan has been terminated ("Company Benefit Plans").

           (b) No liability under Title IV or Section 302 of ERISA has been incurred by the Company or any ERISA Affiliate that has not been satisfied in full, and no condition exists that presents a risk to the Company or any ERISA Affiliate of incurring any such liability.

           (c) The execution, delivery and performance, and consummation of the transactions contemplated by, this Agreement and the Related Agreements will not
(i) entitle any current or former employee or officer of the Company or any ERISA affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee or officer, or (iii) accelerate the vesting of any stock option or of any shares of restricted stock.

           (d) Section 2.16(d) of the Company Disclosure Schedule contains a complete and accurate list of the following information for each retired employee or director of the Company, or their dependents, receiving benefits or scheduled to receive benefits in the future: name, pension benefit, pension option election, retiree medical insurance coverage, retiree life insurance coverage, and other benefits.

     2.17  Employment and Labor Matters.

           (a) Section 2.17(a) of the Company Disclosure Schedule identifies all employees and consultants employed or engaged by the Company or XAG and sets forth each such individual's rate of pay or annual compensation (and the portions thereof attributable to salary and bonuses, respectively), job title and date of hire. There are no employment, consulting, severance pay, continuation pay, termination or indemnification agreements or other similar agreements of any nature (whether in writing or not) between the Company or XAG and any current or former stockholder, officer, director, employee, or any consultant. No individual will accrue or receive additional benefits, service or accelerated rights to payments under any Company Benefit Plan, including the right to receive any parachute payment, as defined in Section 280G of the Code, or become entitled to severance, termination allowance or similar payments as a result of the transaction contemplated herein that could result in the payment of any such benefits or payments. Neither the Company nor XAG is delinquent in payments to any of its employees or consultants for any wages, salaries, commissions, bonuses or other compensation for any services. To the Company's Knowledge, none of the Company's employment policies or practices are currently being audited or investigated by any Governmental Authority. There are no pending, or to the Company's Knowledge, threatened, claims, charges, actions, lawsuits or proceedings alleging claims against the Company or XAG brought by or on behalf of any employee or other individual or any Governmental Authority with respect to employment practices, and no facts or circumstances exist that could give rise to any such claims, charges, actions, lawsuits or proceedings.

           (b) There are no controversies pending or, to the Company's Knowledge, threatened, between the Company or XAG and any of its employees, and employee relations are, in general, considered to be good; the Company is not a party to any collective bargaining agreement or other labor union contract applicable to persons employed by the Company nor are there any activities or proceedings of any labor union or by any employees to organize any such employees of the Company; during the past five years there have been no strikes, slowdowns, work stoppages, lockouts, or threats thereof, by or with respect to any employees of the Company. The Company does not have nor at the Closing will the Company have any obligation under the Worker Adjustment and Retraining Notification Act (the "WARN Act"). The Company is in compliance with all applicable provisions of applicable state, local, federal and foreign employment, wage and hour, labor and other applicable laws, except where any failures to be in compliance therewith would not, individually or in the aggregate, have a Material Adverse Effect.

     2.18  Absence of Restrictions on Business Activities.

           (a) There is no Material Agreement or Order binding upon the Company or any of its properties which has had or could reasonably be expected to have the effect of prohibiting or materially impairing any business practice of the Company or the conduct of business by the Company as currently conducted. The Company is not subject to any non-competition or similar restriction on its business. The Company has not at any time entered into, or agreed to enter into, any interest rate swaps, caps, floors or option agreements or any other interest rate risk management arrangement or foreign exchange contracts.

           (b) No employee or director of the Company is a party to, or is otherwise bound by, any agreement or arrangement, including any confidentiality, non-competition, or proprietary rights agreement, between such employee or director and any other Person ("Proprietary Rights Agreement") that in any way adversely affects or will adversely affect (i) the performance of his or her duties as an employee or director of the Company, or (ii) the ability of the Company to conduct its business, including any Proprietary Rights Agreement with the Company by any such employee or director. To the Knowledge of the Company, no director, officer, or other key employee of the Company intends to terminate his or her employment with the Company.

           (c) The Company acknowledges that it has been informed by QIAGEN that after the Closing QIAGEN intends to move the business operations of the Company to its U.S. headquarters in Germantown, Maryland.

     2.19  Title to Assets; Leases.

           (a) Except as described in Section 2.19 of the Company Disclosure Schedule, the Company owns no real property. Section 2.19 of the Company Disclosure Schedule sets forth a true and complete list of all real property leased by the Company and the aggregate monthly rental or other fee payable under such lease. The Company has good and marketable title to all of their respective properties and assets, free and clear of all Liens, charges and encumbrances, except Liens for Taxes (as defined below) not yet due and payable and such Liens or other imperfections of title, if any, as do not materially detract from the value of or interfere with the present use of the property affected thereby. All leases pursuant to which the Company leases real or personal property from others are valid and effective in accordance with their respective terms, and there is not, under any of such leases, any existing material default or event of material default (or event which with notice or lapse of time, or both, would constitute a material default and in respect of which the Company has not taken adequate steps to prevent such a default from occurring or to cure such default) by the Company or, to the Company's Knowledge, any third party.

           (b) The Company has good and marketable title to or a valid leasehold interest in all of the properties and assets that are necessary to the conduct of the business of the Company as it is currently being conducted, including all of the properties and assets reflected in the Company Balance Sheet, other than any such properties or assets that have been sold or otherwise disposed of in the ordinary course of business since February 28, 2002.

           (c) The buildings, plants, structures, and equipment of the Company are structurally sound, are in good operating condition and repair in all material respects, and are adequate for the uses to which they are being put, and none of such buildings, plants, structures, or equipment is in need of maintenance or repairs except for ordinary, routine maintenance and repairs that are not material in nature or cost. The building, plants, structures, and equipment of the Company are sufficient for the continued conduct of the Company's business after the Closing in substantially the same manner as conducted prior to the Closing.

     2.20 Taxes. For purposes of this Agreement, "Tax" or "Taxes" shall mean taxes and governmental impositions of any kind in the nature of (or similar to) taxes, payable to any federal, state, local or foreign taxing authority, including but not limited to those on or measured by or referred to as income, franchise, profits, gross receipts, capital ad valorem, custom duties, alternative or add-on minimum taxes, estimated, environmental, disability, registration, value added, sales, use, service, real or personal property, capital stock, license, payroll, withholding, employment, social security, workers' compensation, unemployment compensation, utility, severance, production, excise, stamp, occupation, premiums, windfall profits, transfer and gains taxes, and interest, penalties and additions to tax imposed with respect thereto; and "Tax Returns" shall mean returns, reports and information statements, including any schedule or attachment thereto, with respect to Taxes required to be filed with the Internal Revenue Service or any other governmental or taxing authority or agency, domestic or foreign, including consolidated, combined and unitary tax returns.

           (a) All federal, state, local and foreign Tax Returns required to be filed (taking into account extensions) by or on behalf of the Company, and each affiliated, combined, consolidated or unitary group of which the Company is or has been a member, have been timely filed, and all such Tax Returns are true, complete and correct.

           (b) Except as set forth on Section 2.20 of the Company Disclosure Schedule, all Taxes payable by or with respect to the Company have been timely paid, or are adequately reserved for (other than a reserve for deferred Taxes established to reflect timing differences between book and Tax treatment) in accordance with GAAP on the Company Balance Sheet. No deficiencies for any Taxes have been proposed, asserted or assessed either orally or in writing against the Company that are not adequately reserved for in accordance with GAAP on the respective Company Balance Sheet. All assessments for Taxes due and owing by or with respect to the Company with respect to completed and settled examinations or concluded litigation have been paid. The Company has not incurred a Tax liability from the date of the latest Company Balance Sheet other than a Tax liability in the ordinary course of business.

               (c) The Company has not requested, or been granted any waiver of any federal, state, local or foreign statute of limitations with respect to, or any extension of a period for the assessment of, any Tax. No extension or waiver of time within which to file any Tax Return of, or applicable to, the Company has been granted or requested, except as set forth in Section 2.20 of the Company Disclosure Schedule, which extension or waiver has not since expired.

               (d) The Company is not and has never been (nor does the Company have any liability for unpaid Taxes because it once was) a member of an affiliated, consolidated, combined or unitary group, and the Company is not a party to any Tax allocation or sharing agreement or liable for the Taxes of any other party, as transferee or successor, by contract, or otherwise.

               (e) Prior to the date hereof, the Company has provided QIAGEN with written schedules setting forth the taxable years of the Company for which the statutes of limitations with respect to foreign, federal and material state income Taxes have not expired, and with respect to foreign, federal and material state income Taxes, those years for which examinations have been completed and those years for which examinations are presently being conducted.

               (f) Based on its current income, assets and activities, the Company does not believe that it presently is a "foreign investment company" as such term is defined in Section 1246(b) of the Code.

               (g) The Company is not presently and has not been a "passive foreign investment company" as such term is defined in Section 1297(a) of the Code.

               (h) The Company is not presently and has not been at any time during the last five years a "controlled foreign corporation" as such term is defined in Section 957(a) of the Code.

               (i) The Company has not made any payments, is not obligated to make any payments, and is not a party to any agreements that under any circumstances could obligate it to make any payments that will not be deductible under Section 280G of the Code.

               (j) No unsatisfied deficiency, delinquency or default for any Tax has been claimed, proposed or assessed against or with respect to the Company, nor has the Company received notice of any such deficiency, delinquency or default which, in any such case, may have a Material Adverse Effect.

               (k) The Company has not been a United States real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

               (l) The Company has complied with all applicable Laws relating to the payment and withholding of Taxes (including, without limitation, withholding of Taxes pursuant to Sections 1441, 1442 and 3406 of the Code or similar provisions under any foreign Laws) and has, within the time and in the manner required by Law, withheld from employee wages and paid over to the proper Governmental Authorities all amounts required to be so withheld and paid over under all applicable Laws.

               (m) Section 2.20(m) of the Company Disclosure Schedule sets forth: (i) the net operating loss ("NOL") and (ii) capital loss carry forwards for foreign and federal income Tax purposes of the Company through the taxable year ended December 31, 2001.

               (n) The NOLs of the Company are not subject to Section 382 or 269 of the Code, Treasury Regulation Section 1.1502-21T(c), or any similar provisions or regulations otherwise limiting the use of the NOLs of the Company.

               (o) No property of the Company is "tax-exempt use property" as such term is defined in Section 168 of the Code.

               (p) The Company has never made an election under Section 341(f) of the Code.

       2.21    Environmental Matters.

               (a) The Company is and has been in compliance with all applicable Environmental Laws;

               (b) The Company has obtained all Permits relating to the business required by any applicable Environmental Law and all environmental permits relating to the business of the Company and all such permits are in full force and effect in all respects; the environmental Permits do not materially limit or affect the processes, methods, capacity or operating hours of the persons carrying on the business of the Company as it is currently carried on;

               (c) The Company has not, and the Company has no Knowledge of any other Person who has, caused any unlawful or improper release, threatened release or disposal of any Hazardous Material at any properties or facilities previously or currently owned, leased or occupied by the Company;

               (d) The Company has no Knowledge that any of the Company's facilities are adversely affected by any release, threatened release or disposal of a Hazardous Material originating or emanating from any other property;

               (e) The Company (i) has no liability for response or corrective action, natural resources damage, or any other harm pursuant to any Environmental Law, (ii) is not subject to, has notice or Knowledge of, or is required to give any notice of any Environmental Claim involving an allegation against the Company or any properties or facilities of the Company or (iii) has no Knowledge of any condition or occurrence which could reasonably be expected to form the basis of an Environmental Claim against the Company or any of its properties or facilities;

               (f) The Company is not subject to any, and the Company has no Knowledge of any, imminent restriction on the ownership, occupancy, use or transferability of their properties and facilities arising from any (i) Environmental Law or (ii) release, threatened release or disposal of any Hazardous Material; and

               (g) There is no Environmental Claim pending, or, to the Company's Knowledge, threatened, against the Company or, to the Company's Knowledge, against any Person whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or by operation of law and no basis exists for any Environmental Claim against the Company. No material capital expenditure is currently required for the Company in relation to environmental matters in order to comply with, extend, renew or obtain any environmental permit or comply with Environmental Laws. Copies of all environmental audits and other assessments, reviews and reports have been previously provided to QIAGEN.

       2.22    Intellectual Property.

               (a) Section 2.22(a) of the Company Disclosure Schedule sets forth a true, correct and complete list of all of the Company's and XAG's United States and foreign (i) patents and patent applications (the "Patents"), (ii) registered and unregistered trademarks and trademark applications, including material Internet domain name registrations (the "Trademarks"), (iii) service marks, service mark applications and trade names (the "Tradenames"), (iv) copyright registrations and copyright applications (the "Copyrights"), and (v) licenses presently used by the Company, indicating for each, the applicable jurisdiction, registration number (or applicable number), and date issued or filed, as applicable, with respect to (i), (ii), (iii), and (iv) above and including the terms of such licenses (all of which, together with patent rights, trade secrets, confidential business information, formulas, processes, invention records, procedures, research and development activity reports, laboratory notebooks, copyrights, license rights and trademark rights which relate to or are used or held for use in connection with the business of the Company or XAG, are collectively referred to as, the "Intellectual Property Rights"). Copies of all licenses listed in (v) above have been previously provided or made available to QIAGEN. The Intellectual Property Rights are sufficient for the conduct of the Company's business as presently conducted.

               (b) Section 2.22(b) of the Company Disclosure Schedule sets forth a true, correct and complete list, and where appropriate, a description of all Intellectual Property Rights set forth in Section 2.22(a) of the Company Disclosure Schedule to which the Company's rights are not exclusive, excluding all Intellectual Property Rights which the Company has the right to use under a shrinkwrap or similar mass marketing license. Except as otherwise disclosed in
Section 2.22(b) of the Company Disclosure Schedule and excluding all Intellectual Property Rights subject to a shrinkwrap or similar mass marketing license, the Company exclusively owns or has the exclusive right to use all of the Intellectual Property Rights listed in Section 2.22(a) of the Company Disclosure Schedule. It is not and will not be necessary to utilize any inventions of any of its employees or consultants (or individuals it currently intends to hire) made prior to their employment by the Company.

               (c) All Trademarks, Patents, Tradenames and Copyrights are currently in compliance with all legal requirements (including the timely post-registration filing of affidavits of use and incontestability and renewal applications with respect to Trademarks, and the payment of filing, examination and maintenance fees and proof of working or use with respect to Patents), and are, to the Company's Knowledge, valid and enforceable. No Trademark has been or is now involved in any cancellation and, to the Company's Knowledge, no such action is threatened with respect to any of the Trademarks. No Patent has been or is now involved in any interference, reissue, re-examination or opposition proceeding. To the Company's Knowledge, there are no potentially conflicting trademarks or potentially interfering patents of any third party. The Company has discussed with QIAGEN's counsel the content of all reviews, assessments or analyses (whether written or oral) pertaining to the Company's ability to use Patents (whether owned or licensed).

               (d) Except as disclosed on Section 2.22(d) of the Company Disclosure Schedule:

                     (i) The Company owns free and clear of all Liens, all owned Intellectual Property Rights, and has a valid and enforceable right to use in accordance with the applicable license agreement, if any, all of the Intellectual Property Rights licensed to the Company and used in the Company's business;

                     (ii) The Company has taken all necessary steps to protect and preserve the Intellectual Property Rights which the Company owns or has licensed;

                     (iii) The conduct of the Company's businesses as currently conducted, or as contemplated to fulfill the Company's business plan for fiscal year 2002, does not and will not infringe upon any intellectual property rights owned or controlled by any third party;

                     (iv) There is no Litigation pending or, to the Company's Knowledge, threatened, nor has the Company received any written communication of, and there is no basis for, a claim against it (1) alleging that the Company's or XAG's activities, products, publications or the conduct of its businesses infringes upon, violates, or constitutes the unauthorized use of the intellectual property rights of any third party, or (2) challenging the ownership, use, validity or enforceability of any Intellectual Property Rights of the Company or XAG;

                     (v) No third party is misappropriating, infringing, diluting, or violating any Intellectual Property Rights of the Company or XAG, and no such claims have been brought against any third party by the Company or XAG, and the Company has not knowingly misappropriated the trade secrets of any third party; and

                     (vi) The execution, delivery and performance by the Company of this Agreement, and the consummation of the transactions contemplated hereby will not result in the loss or impairment of or give rise to any right of any third party to terminate any of the Company's rights to own any of the Intellectual Property Rights owned by the Company or to use any Intellectual Property Rights licensed to the Company pursuant to the license agreements, nor require the consent of any Governmental Authority or third party in respect of any such Intellectual Property Rights.

               (e) All Trademarks have been in continuous use by the Company or XAG. To the Company's Knowledge (i) there has been no prior use of such Trademarks by any third party which would confer upon said third party superior rights in such trademarks, and (ii) the registered Trademarks have been continuously used in the form appearing in, and in connection with the goods and services listed in, their respective registration certificates.

               (f) The Company has taken all reasonable steps in accordance with normal industry practice to protect the Company's rights in confidential information and trade secrets of the Company. Without limiting the foregoing and except as would not be materially adverse to the Company, the Company has and enforces a policy of requiring each employee, consultant and contractor to execute proprietary information, confidentiality and assignment agreements substantially consistent with the Company's standard forms thereof. All of the Company's employees, consultants and contractors have executed such a proprietary information, confidentiality and assignment agreement. Except under confidentiality obligations, there has been no material disclosure by the Company of the Company's material confidential information or trade secrets.

       2.23    Insurance.

               (a) Section 2.23 of the Company Disclosure Schedule sets forth a true and complete list of all insurance policies and fidelity bonds covering the assets, business, equipment, properties, operations, employees, officers and directors of the Company including: (i) a summary of the loss experience under each policy; (ii) a statement describing each claim under an insurance policy for an amount in excess of $5,000, which sets forth: (A) the name of the claimant; (B) a description of the policy by insurer, type of insurance, and period of coverage; and (C) the amount and a brief description of the claim; and
(iii) a statement describing the loss experience for all claims that were self-insured, including the number and aggregate cost of such claims. There is no claim by the Company pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums payable under all such policies and bonds have been paid, and the Company is otherwise in full compliance with the terms of such policies and bonds (or other policies and bonds providing substantially similar insurance coverage). Such policies of insurance and bonds are of the type and in amounts customarily carried by Persons conducting businesses similar to those of the Company and reasonable in light of the assets of the Company. As of the date hereof, the Company has not received notice of any, and to Company's Knowledge, there is no threatened, termination of or material premium increase with respect to any of such policies or bonds.

               (b) All policies to which the Company is a party or that provide coverage to either the Company, or any director or officer of the
Company: (A) are valid, outstanding, and enforceable; (B) are issued by an insurer that is financially sound and reputable; (C) taken together, provide adequate insurance coverage for the assets and the operations of the Company for all risks normally insured against by a Person carrying on the same business as the Company; (D) are sufficient for compliance with all Laws and Material Agreements to which the Company is a party or by which it is bound; (E) will continue in full force and effect following the consummation of the transactions contemplated by this Agreement; and (F) do not provide for any retrospective premium adjustment or other experienced-based liability on the part of the Company.


               (c) The Company has not received (A) any refusal of coverage from the issuer of any insurance policy of the Company or any notice that a defense will be afforded with reservation of rights, or (B) any notice of cancellation or any other indication that any insurance policy is no longer in full force or effect or will or will not be renewed or that the issuer of any policy is not willing or able to perform its obligations thereunder.

               (d) The Company has paid all premiums due, and has otherwise performed all of its respective obligations, under each policy to which the Company is a party or that provides coverage to the Company or a director thereof.

               (e) The Company has given notice to the insurer of all claims that may be insured thereby.

        2.24 Brokers. No broker, financial advisor, finder or investment banker or other Person is entitled to any broker's, financial advisor's, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Company.

        2.25 Certain Business Practices. Neither the Company nor any director, officer, employee or agent of the Company has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or to any foreign or domestic political party or campaign or violated any provision of the Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any agreement or arrangement or taken any other action in violation of Section 1128B(b) of the Social Security Act, as amended, or (iv) made any other unlawful payment.

        2.26 Interested Party Transactions. The Company is not indebted to any director, officer, employee or agent of the Company (except for amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company.

        2.27 Disclosure. The representations and warranties of the Company contained in this Agreement (including the Company Disclosure Schedule) do not contain, and will not contain at the Closing Date, any untrue statement of a material fact, and do not omit, and will not omit at the Closing Date, to state any material fact necessary to make such representations and warranties, in light of the circumstances under which they are made, not misleading. There is no fact known to the Company that has not been disclosed to QIAGEN and Merger Sub in this Agreement (including in the Company Disclosure Schedule) that is reasonably likely to have a Material Adverse Effect.

                                    ARTICLE 3
                 REPRESENTATIONS AND WARRANTIES OF THE FOUNDERS

        Each of Mr. Weiss and Mr. Pitsch (each a "Founder" and collectively, the "Founders") severally represents and warrants to QIAGEN as follows:

        3.1 Conflicting Agreements. The Founder is not, and will not be as a result of the nature of the business conducted or proposed to be conducted by the Surviving Corporation or QIAGEN after the Closing or for any other reason, in violation of (i) any fiduciary or confidential relationship, (ii) any term of any contact or covenant (either with the Company or with another entity) relating to employment, patents, assignment of inventions, proprietary information disclosure, non-competition or non-solicitation, or
(iii) any other contract or agreement, or any judgment, decree or order of any court or administrative agency, relating to or affecting the Founder to be employed or retained as a consultant by the Company. No such relationship, term, contract, agreement, judgment, decree, or order conflicts with the Founder's obligations to use his best efforts to promote the interests of the Company, nor does the execution and delivery of this Agreement or the Related Agreements, nor the carrying on of the Company's business as an officer, consultant or employee of the Company, conflict with any such relationship, term, contract, agreement, judgment, decree or order.

        3.2 Litigation. There is no Litigation pending or, to the best of the Founder's knowledge, threatened against the Founder, and, to the best of the Founder's knowledge, there is no basis for any such Litigation.

        3.3    Intellectual Property.


               (a) Set forth on Section 3.4 of the Company Disclosure Schedule is a list and brief description of all Intellectual Property Rights assigned to the Company or XAG by the Founder, proposed to be assigned to the Company or XAG by the Founder, or licensed to the Company or XAG by the Founder (or any entity affiliated with the Founder) (collectively, "Founder Intellectual Property").

               (b) there is no adverse claim or, to the best of the Founder's knowledge, any threatened claim that would interfere with the Surviving Corporation or QIAGEN's exclusive right to use the Founder Intellectual Property. No product, service or process presently used or proposed to be manufactured, marketed, offered, sold or used by the Company which was originally Founder Intellectual Property will violate any license or infringe on any intellectual property rights of any other person; and neither the Company's intellectual property rights in the Founder Intellectual Property nor the operation of the Company's business nor proposed operation of the Surviving Corporation's business shall conflict with the asserted rights of others, nor does there exist any known basis for any such conflict. No claim is pending or threatened to the effect that any Founder Intellectual Property is invalid or unenforceable by the Company, and none of the Founder Intellectual Property may be invalid. Except as set forth in Section 3.4 of the Company Disclosure Schedule, the Company has no obligation to compensate any person for the use of any of the Founder Intellectual Property.

        3.4    Indemnification by Founders.

               (a) Each of the Founders shall, with respect to the representations, warranties and agreements made by him in this Article 3 jointly and severally with the Company and the Company Shareholders as provided in
Article 8, indemnify, defend and hold QIAGEN harmless against all liability, loss or damage, together with all reasonable costs and expenses related thereto (including legal and accounting fees and expenses), arising from the untruth, inaccuracy or breach of any such representations, warranties or agreements of the Founder. Without limiting the generality of the foregoing, QIAGEN shall be deemed to have suffered liability, loss or damage as a result of the material untruth, inaccuracy or breach of any such representations or warranties if such liability, loss or damage shall be suffered by QIAGEN as a result of such material untruth, inaccuracy or breach of any facts or circumstances constituting such material untruth, inaccuracy or breach.

               (b) Nothing in this Section 3.6 shall limit or in any way diminish the liability of the Company or the Company Shareholders to QIAGEN with respect to any breach of any representation or warranty of the Company contained herein.

                                    ARTICLE 4
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY SHAREHOLDERS

        Each of the Company Shareholders represents and warrants to QIAGEN that such Company Shareholder is the record and beneficial owner of all of the outstanding Company Shares set forth opposite his, her or its name on Schedule I attached hereto, and such Company Shares are owned by such Company Shareholder free and clear of all Liens, claims, encumbrances, interests of, and rights in, others.

                                   ARTICLE 5
             REPRESENTATIONS AND WARRANTIES OF QIAGEN AND MERGER SUB

        QIAGEN and Merger Sub hereby, jointly and severally, represent and warrant to the Company that:

        5.1    Organization and Qualification.

               (a) Each of QIAGEN and Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of its respective jurisdiction of incorporation or organization, and each has the requisite corporate power and authority, and is in possession of all franchises, grants, authorizations, licenses, permits, consents, certificates, approvals and Orders ("QIAGEN Approvals") necessary to own, lease and operate its properties and to carry on its business as it is now being conducted, except where the failure to be so qualified, existing and in good standing or to have such power, authority and QIAGEN Approvals would not, either individually or in the aggregate, have a Material Adverse Effect.

               (b) Each of QIAGEN and Merger Sub is duly qualified or licensed as a foreign corporation to do business, and is in good standing, in each jurisdiction where the character of the properties owned, leased or operated by it or the nature of its activities makes such qualification or licensing necessary, except for such failures to be so duly qualified or licensed and in good standing that would not, either individually or in the aggregate, have a Material Adverse Effect.

               (c) Merger Sub is a newly-formed single purpose entity which has been formed solely for the purposes of the Merger, has carried on no business to date and will not carry on any business or engage in any activities other than those necessary to the Merger.

        5.2 Authorization of Agreement. Each of QIAGEN and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution and delivery by each of QIAGEN and Merger Sub of this Agreement and each instrument required hereby to be executed and delivered by it at the Closing, the performance of obligations hereunder and thereunder and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Supervisory Directors and the Board of Directors, respectively, of QIAGEN and Merger Sub, and by QIAGEN as the sole stockholder of Merger Sub, and except for the filing of the Certificates of Merger, no other corporate proceedings on the part of QIAGEN or Merger Sub are necessary to authorize this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly executed and delivered by each of QIAGEN and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company and the Company Shareholders, constitutes a legal, valid and binding obligation of each of QIAGEN and Merger Sub, enforceable against each of QIAGEN and Merger Sub in accordance with its terms, in each case except to the extent that the enforcement hereof may be limited by (A) bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to creditors' rights generally and (B) general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

        5.3 Approvals. The execution and delivery by QIAGEN and Merger Sub of this Agreement or any instrument required by this Agreement to be executed and delivered by QIAGEN or Merger Sub at the Closing do not, and the performance by each of QIAGEN and Merger Sub of its respective obligations under this Agreement or any instrument required by this Agreement to be executed and delivered by QIAGEN or Merger Sub at the Closing shall not, require QIAGEN or Merger Sub to obtain any consent, approval, authorization, license, waiver, qualification, Order or permit of, observe any waiting period imposed by, or require QIAGEN or Merger Sub to make any filing with or notification to, any Court or Governmental Authority, except (A) compliance with applicable requirements, if any, of the Securities Act, the Exchange Act or Blue Sky Laws, (B) the filing of appropriate Merger or other documents as required by Delaware or Alabama Law, (C) such other consents, approvals, authorizations, licenses, waivers, qualifications, Orders or permits, filings or notifications, the failure to obtain or make which would not have, individually or in the aggregate, a Material Adverse Effect, or (D) as may arise in any foreign jurisdiction as a consequence of QIAGEN's listing of the QIAGEN Common Stock on the Neuer Markt division of the Frankfurt Stock Exchange.

        5.4 No Violation. Assuming effectuation of all filings, notifications, and registrations with, termination or expiration of any applicable waiting periods imposed by and receipt of all permits or Orders of Courts and/or Governmental Authorities set forth in Section 2.4 above, the execution and delivery by QIAGEN and Merger Sub of this Agreement or any instrument required by this Agreement to be executed and delivered by QIAGEN or Merger Sub at the Closing do not, and the performance of this Agreement by each of QIAGEN or Merger

Sub of its respective obligations under this Agreement or any instrument required by this Agreement to be executed and delivered by QIAGEN or Merger Sub at the Closing will not, (i) conflict with or violate the Articles of Association of QIAGEN, or the Certificate of Incorporation or By-laws of Merger Sub, (ii) conflict with or violate any Law, Order or Regulation in each case applicable to QIAGEN or Merger Sub or by which any of their respective properties is bound or affected, or (iii) result in any breach or violation of or constitute a default (or an event that with notice or lapse of time or both would become a default) under any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which the QIAGEN or Merger Sub is a party or by which QIAGEN or Merger Sub or any of their respective properties is bound or affected.

                                    ARTICLE 6
                             ADDITIONAL OBLIGATIONS

        6.1    Employee Benefits.

               (a) QIAGEN agrees that individuals who are employed by the Company immediately prior to the Effective Time shall become employees of the Surviving Corporation upon the Effective Time (each such employee, a "Company Employee"); provided, however, that this Section 6.1 shall not be construed to limit the ability of the Company or any of its Subsidiaries to terminate the employment of any Company Employee at any time.

               (b) QIAGEN will, or will cause the Surviving Corporation to, give Company Employees full credit for purposes of eligibility (including service and waiting period requirements), vesting, benefit accrual and determination of the level of benefits under any employee benefit plans or arrangements maintained by the QIAGEN or the Surviving Corporation in which the Company Employees are eligible to participate or to be covered after the Effective Time, for such Company Employees' service with the Company to the same extent recognized by the Company immediately prior to the Effective Time.

               (c)   QIAGEN will, or will cause the Surviving Corporation to,
(i) waive all limitations as to preexisting conditions, exclusions and waiting periods and service requirements with respect to participation and coverage requirements applicable to the Company Employees under any welfare benefit plans of QIAGEN or the Surviving Corporation in which Company Employees are eligible to participate or to be covered after the Effective Time, other than limitations, waiting periods or service requirements that are already in effect with respect to such Company Employees and that have not been satisfied under any welfare plan previously maintained for the Company Employees, and (ii) provide each Company Employee with credit for any co-payments and deductibles paid in the year in which the Effective Time occurs under the welfare benefit plans of the Company or the Surviving Corporation (as shown on the Company's or the Surviving Corporation's records) in satisfying any applicable deductible or out-of-pocket requirements under any welfare benefit plans of QIAGEN in which Company Employees are eligible to participate or to be covered in the year in which the Effective Time occurs.

               (d) It is QIAGEN's present intention that the operations of the Company shall be relocated to QIAGEN's U.S. headquarters in Germantown, Maryland.

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

    6.2 Listings. QIAGEN shall use commercially reasonable efforts to cause the QIAGEN Common Stock to be issued in the Merger to be approved for listing on
(i) the Nasdaq National Market not later than the effectiveness of the Resale Registration Statement (as defined in Section 1.6(c) hereof) and (ii) the Neuer Markt division of the Frankfurt Stock Exchange as soon as practicable after the Effective Time.

    6.3      Registration of Shares Issued in the Merger.

             (a) Registrable Shares. For purposes of this Agreement, "Registrable Shares" shall mean the Merger Shares issued to the Company Shareholders in accordance with Section 1.6 of this Agreement, but shall exclude any Escrow Shares or Performance Shares.

             (b) Required Registration. Within thirty (30) days after the Effective Time, QIAGEN shall prepare and file with the SEC a Resale Registration Statement under the Securities Act with respect to the sale of the Registrable Shares by the Company Shareholders or their permitted distributees. QIAGEN shall use its commercially reasonable efforts to cause the Resale Registration Statement and all registrations, qualifications and compliances (including, without limitation, obtaining appropriate qualifications under applicable state securities or "blue sky" laws and compliance with any other applicable governmental requirements or regulations) as the Company Shareholders may reasonably request and that would permit or facilitate the sale of Registrable Shares to become effective within ninety (90) days after the Effective Time; provided, however, that QIAGEN shall not be required in connection therewith to qualify to do business or to file a general consent to service of process in any such state or jurisdiction. QIAGEN will provide the Company Shareholders upon request with as many copies of the prospectus contained in the Resale Registration Statement as the Company Shareholders may reasonably request.

             (c)   Effectiveness; Suspension Right.

                   (i) From and after the effectiveness of the Resale Registration Statement as contemplated by Section 6.3(b), QIAGEN will use its best efforts to maintain such effectiveness and other applicable registrations, qualifications and compliances until the earlier of (A) such time as the Company Shareholders may sell all of the Registrable Shares held by them without registration pursuant to Rule 144 under the Securities Act within a three-month period or pursuant to Regulation S under the Securities Act or (B) such time as all of the Registrable Shares have been sold by the Company Shareholders (the "Registration Effective Period"), and from time to time QIAGEN will amend or supplement the Resale Registration Statement and the prospectus contained therein as and to the extent necessary to comply with the Securities Act, the Exchange Act and any applicable state securities statute or regulation, subject to the following limitations and qualifications.

                   (ii) Following the Registration Statement Effective Date, the Company Shareholders will be permitted, subject to the Suspension Right (as defined in paragraph (iii) below), to offer and sell Registrable Shares during the Registration Effective Period in the manner described in the Resale Registration Statement provided that the Resale

    Registration Statement remains effective and no stop order or suspension of the use of the Resale Registration Statement has been imposed by the SEC.

                (iii) Subject to the provisions of this Section 6.3, QIAGEN shall have the right at any time to require that the Company Shareholders suspend further open market offers and sales of Registrable Shares whenever, and for so long as, in the reasonable judgment of QIAGEN after consultation with counsel there is in existence material undisclosed information or events with respect to QIAGEN (the "Suspension Right"). In the event QIAGEN exercises the Suspension Right, such suspension will continue for a period of time reasonably necessary for disclosure to occur at a time that is not detrimental to QIAGEN and its stockholders or until such time as the information or event is no longer material, each as determined in good faith by QIAGEN after consultation with counsel. QIAGEN will promptly give the Company Shareholders notice of any such suspension and will use commercially reasonable efforts to limit the length of the suspension to ten (10) days. Notwithstanding any other provision of this
    Section 6.3, such suspension shall not exceed twenty (20) Business Days. In addition, during any period when a suspension is in effect hereunder, QIAGEN will suspend the use of, and not file, any other registration statements.

       (d) Expenses. QIAGEN shall bear all costs and expenses of registration under this Section 6.3, including, without limitation, printing expenses, legal fees and disbursements of counsel for QIAGEN, legal fees and disbursements (not to exceed $10,000 in aggregate) of one counsel for the Company Shareholders, "blue sky" expenses, accounting fees and filing fees, but excluding underwriting commissions or similar charges in connection with the resale of the QIAGEN Common.

       (e)      Indemnification.

                (i) To the fullest extent permitted by law, QIAGEN will indemnify and hold harmless the Company Shareholders, each underwriter of QIAGEN Common Stock being sold by such Company Shareholders pursuant to this Section
6.3 and each person, if any, who controls the Company Shareholders or underwriter within the meaning of the Securities Act or the Exchange Act (for purposes of this Section 6.3(e) only, a "Company Indemnified Person") against all actions, claims, losses, damages, liabilities and expenses to which they or any of them become subject under the Securities Act, the Exchange Act or under any other Law and, except as hereinafter provided, will promptly reimburse as incurred the Company Indemnified Persons for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section
6.3 or any post-effective amendment thereto, or arise out of or are based upon any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, or any violation by QIAGEN of any rule or regulation promulgated under the Securities Act or the Exchange Act applicable to QIAGEN and relating to action or inaction required of QIAGEN in connection with such registration; provided, however, that QIAGEN shall not be liable to any such Company Indemnified Person in respect of any claims, losses, damages, liabilities and expenses resulting from any untrue statement or alleged untrue statement, or omission or alleged omission made in reliance upon and in conformity with information furnished to QIAGEN by the Company Indemnified Person specifically for use in connection with such registration statement and prospectus or post-effective amendment.

                (ii) To the fullest extent permitted by law, the Company Shareholders will, severally and not jointly, indemnify QIAGEN, each person, if any, who controls QIAGEN within the meaning of the Securities Act or the Exchange Act, each director of QIAGEN and each officer of QIAGEN who signs the Resale Registration Statement and each underwriter of QIAGEN Common Stock (for purposes of this Section 6.3 only, a "QIAGEN Indemnified Person") against any actions, claims, losses, damages, liabilities and expenses to which they or any of them may become subject under the Securities Act, the Exchange Act or under any other Law, and, except as hereinafter provided, will promptly reimburse such QIAGEN Indemnified Person for any legal or other expenses reasonably incurred by them or any of them in connection with investigating or defending any actions, whether or not resulting in any liability, insofar as such losses, claims, damages, expenses, liabilities or actions arise out of or are based upon any untrue statement or alleged untrue statement of a material fact in any registration statement and any prospectus filed pursuant to Section 6.3 or any post-effective amendment thereto, or any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, which untrue statement or alleged untrue statement or omission or alleged omission was made in reliance upon and in conformity with information furnished QIAGEN by the Company Shareholders specifically for use in connection with such registration statement, prospectus or post-effective amendment.

                (iii) Each Company Indemnified Person or QIAGEN Indemnified Person entitled to indemnification under this Section 6.3 (an "Indemnified Person") shall give notice to the party required to provide indemnification (the "Indemnifying Person") promptly after such Indemnified Person has actual knowledge of any claim as to which indemnity may be sought and shall permit the Indemnifying Person to assume the defense of any such claim and any litigation resulting therefrom, provided that counsel for the Indemnifying Person who conducts the defense of such claim or any litigation resulting therefrom shall be approved by the Indemnified Person (whose approval shall not unreasonably be withheld), and the Indemnified Person may participate in such defense at such party's expense, and provided further that the failure of any Indemnified Person to give notice as provided herein shall not relieve the Indemnifying Person of its obligations under this Section 6.3 except to the extent the Indemnifying Person is materially prejudiced thereby. No Indemnifying Person, in the defense of any such claim or litigation, shall (except with the consent of each Indemnified Person) consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to each Indemnified Person of a complete release from all liability in respect to such claim or litigation. Each Indemnified Person shall furnish such information regarding itself or the claim in question as an

     Indemnifying Person may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

To the extent that the indemnification provided for in this Section 6.3 is held by a court of competent jurisdiction to be unavailable to an Indemnified Person with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Person, in lieu of indemnifying such Indemnified Person hereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Person on the one hand and of the Indemnified Person on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Person and of the Indemnified Person shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Indemnifying Person or by the Indemnified Person and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

           (f) "Market Stand-Off" Agreement. Each Company Shareholder agrees, if requested by QIAGEN and an underwriter of any securities of the Company, (i) not to lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of QIAGEN Common Stock or any securities convertible into or exercisable or exchangeable for QIAGEN Common Stock (whether such shares or any such securities are then owned by such holder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the QIAGEN Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of QIAGEN Common Stock or such other securities, in cash or otherwise, whether in privately negotiated or open market transactions, any QIAGEN Common Stock or other securities of QIAGEN held by it during the one hundred eighty (180) day period following the effective date of a registration statement. Such agreement shall be in writing in form and substance satisfactory to QIAGEN and such underwriter. QAGEN may impose stop-transfer instructions with respect to the shares subject to the foregoing restrictions until the end of the "market stand-off" period.

     6.4   Agreement Not to Compete.

           (a) Each of Patrick Weiss, Violette Weiss and Stefan Pitsch agrees that for a period of three (3) years after the Closing Date, that he, she or it will not, directly or indirectly, own, manage, control or participate in the ownership, management or control of, or be employed or engaged by or otherwise affiliated or associated as a consultant, independent contractor or otherwise with, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business, that is engaged in any manner in or otherwise competes with the services and business of the Company or QIAGEN and its subsidiaries in any state in the United States or any foreign country in which the Company or QIAGEN or any of its subsidiaries is then doing business; provided, however, that (i) the ownership of not more than 1% of the stock of any publicly traded corporation shall not be deemed a violation of this covenant, (ii) holding a position in a college, university or other academic institution in which research is conducted by other persons in other laboratories that may be competitive with the business of the Company or QIAGEN shall not be deemed a violation of this covenant so long as such academic position is not directly or indirectly related to sponsored research that would otherwise violate this subsection (a), and (iii), the activities described on Section 6.4 of the Company Disclosure Schedule shall not be deemed a violation of this covenant.

             A business will be deemed to "compete with the services and business" of the Company or QIAGEN and its subsidiaries if its businesses is (i) the selling marketing, brokering, manufacturing or distributing of products or the provision of services related to the handling, preparation, purification, modification or detection of nucleic acids, or the preparation and supply of synthetic nucleic acids or (ii) any activities that are intended to reduce or could result in the reduction of the need for the products and services described in the foregoing clause (i).

             (b) Each party hereto expressly agrees and understands that the remedy at law for any breach by it of this Agreement will be inadequate and that the damages flowing from such breach are not readily susceptible to being measured in monetary terms. Accordingly, it is acknowledged that QIAGEN shall be entitled, among other remedies, to immediate injunctive relief for any such breach and to obtain a temporary order restraining any threatened or further breach. Any covenant contained hereinabove shall nevertheless, if breached, give rise to monetary damages in accordance with the other provisions of this Agreement.

             (c) In the event a party shall violate any legally enforceable provision of this Section 6.4 as to which there is a specific time period during which such party is prohibited from taking certain actions or from engaging in certain activities, as set forth in this Section 6.4, then, in such event, such violation shall toll the running of such time period from the date of such violation until such violation shall cease.

    6.5 Conduct of Business Pending Closing. The Company covenants and agrees that, between the date hereof and the Effective Time, except as expressly required or permitted by this Agreement or unless QIAGEN shall otherwise agree in writing, the Company shall conduct and shall cause the businesses of each of its Subsidiaries to be conducted only in, and the Company and its Subsidiaries shall not take any action except in, the ordinary course of business, consistent with past practices. The Company shall use its best efforts to preserve intact the business organization and assets of the Company and each of its Subsidiaries, and to operate, and cause each of its Subsidiaries to operate, according to plans and budgets provided to QIAGEN, to keep available the services of the present officers, employees and consultants of the Company and each of its Subsidiaries, to maintain in effect Material Agreements and to preserve the present relationships of the Company and each of its Subsidiaries with advertisers, sponsors, customers, licensees, suppliers and other Persons with which the Company or any of its Subsidiaries has business relations. The Company shall immediately notify QIAGEN of any breach of the covenant contained in this Section 6.5.

    6.6 ETH Agreement. The Company covenants and agrees that the Company shall immediately provide to QIAGEN a copy of any notices or other communications given to ETH Transfer on behalf of, or received from ETH Transfer by, Patrick Weiss, Stephan Pitsch, Luzi

Jenny or any entity formed or controlled by any of them (individually or in the aggregate) under the ETH Agreement (as defined in the Option Agreement) at the same time as such notices are given or received.

     6.7 SouthTrust Bank. As soon as practicable following the Closing, QIAGEN shall cause SouthTrust Bank to release Patrick Weiss, Violette Weiss and Stephan Pitsch from their personal guarantees of the indebtedness evidenced by that certain $400,000 Promissory Note of the Company originally issued to SouthTrust Bank and dated November 22, 2001 (the "SouthTrust Note").

     6.8 Acknowledgement of ETH Transfer. The Founders shall use their efforts to deliver within two weeks following the closing, and in any event shall deliver on or prior to May 30, 2002, written evidence, in form and substance satisfactory to QIAGEN in its sole discretion, that ETH Transfer: (i) acknowledges that there are no defaults or breaches under the ETH Agreement (as defined in the Option Agreement) and consents to the structure pursuant to which the inventions which are the subject matter of the ETH Agreement have been, and are proposed to be, commercialized and (ii) agrees to send a copy to QIAGEN of any notices or other communications given or received by ETH Transfer under the ETH Agreement at the same time as such notices are given or received by ETH Transfer.

     6.9 XAG Change of Name. As soon as practicable following the Closing, and in any event within two weeks after the Closing, the Founders shall provide evidence to QIAGEN that XAG has changed its name to a name reasonably satisfactory to QIAGEN which shall not contain the word "XERAGON" or any derivation thereof.

                                    ARTICLE 7
                              CONDITIONS OF MERGER

     7.1 Conditions to Obligation of Each Party to Effect the Merger. The respective obligations of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions, any or all of which may be waived by the party entitled to the benefit thereof, in whole or in part, the extent permitted by applicable Law:

          (a) Shareholder Approval. This Agreement and the Merger shall have been authorized by the requisite vote of the shareholders of the Company in accordance with the provisions of the ABCA and the Articles of Incorporation or equivalent organizational documents and by-laws of the Company.

          (b) Regulatory Approvals. All approvals and consents of applicable Courts and/or Governmental Authorities required to consummate the Merger shall have been received, except for such approvals and consents, the failure of which to have been so received, shall not have a Material Adverse Effect, shall have expired or been terminated.

          (c) No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other Order (whether temporary, preliminary or permanent) issued by any Court of competent jurisdiction or other legal restraint or prohibition (an "Injunction") preventing the consummation of the Merger shall be in effect which is non-appealable, nor shall any proceeding brought by any administrative agency or commission or other Governmental Authority, domestic or foreign, seeking any of the foregoing be pending, and there shall not be any action taken, or any statute, rule, regulation or order enacted, entered, enforced or deemed applicable to the Merger, which makes the consummation of the Merger illegal.

          (d) No Order. No Court or Governmental Authority having jurisdiction over the Company or QIAGEN shall have enacted, issued, promulgated, enforced or entered any Law, Regulation or Order (whether temporary, preliminary or permanent) which is then in effect and which has the effect of making the Merger illegal or otherwise prohibiting consummation of the Merger substantially on the terms contemplated by this Agreement without an opportunity for appeal by either party.

     7.2 Additional Conditions to Obligations of QIAGEN and Merger Sub. The obligations of QIAGEN and Merger Sub to effect the Merger are also subject to the following conditions, any or all of which may be waived by QIAGEN and Merger Sub, in whole or in part, to the extent permitted by applicable Law:

          (a) Representations and Warranties. The representations and warranties of the Company contained in this Agreement and the Related Agreements shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement (including the Company Disclosure Schedule), (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date; and QIAGEN shall have received a certificate to such effect signed by the President of the Company.

          (b) Agreements and Covenants. The Company shall have performed or complied in all material respects with all agreements and covenants required by this Agreement and the Related Agreements to be performed or complied with by it on or prior to the Effective Time. QIAGEN shall have received a certificate to such effect signed by the President of the Company.

          (c) Third Party Consents. QIAGEN shall have received evidence, in form and substance reasonably satisfactory to it, that those licenses, Permits, consents, waivers, approvals, authorizations, qualifications or Orders (including all United States and foreign governmental and regulatory rulings and approvals) of Governmental Authorities and other third parties described in
Section 2.5(a) or (b) of the Company Disclosure Schedule (or not described in
Section 2.5(a) or (b) of the Company Disclosure Schedule but required as described in Section 2.5(a) or (b) of this Agreement) have been obtained.

          (d) No Material Adverse Effect. There shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on the Company.

          (e) Certificates of Merger. The Company shall have executed and delivered the Certificates of Merger.

          (f) Opinion of Counsel to the Company. QIAGEN shall have received the opinion of Lanier Ford Shaver & Payne P.C., dated as of the Effective Time, substantially in the form of Exhibit E.

          (g) New XAG License Agreement. The Old XAG License Agreement shall have been terminated and QIAGEN or one of its Affiliates and XAG shall have entered into a license agreement with respect to XAG's Intellectual Property Rights, substantially in the form of Exhibit F (the "New XAG License Agreement").

          (h) Releases. QIAGEN shall have received Release Agreements substantially in the form of Exhibit G executed and delivered by each Company Shareholder (the "Release Agreements").

          (i) Dissenting Shares. The Dissenting Shares shall comprise less than 5% of the issued and outstanding Company Shares.

          (j) Shareholder Agreements. Each of the Company Shareholders shall have executed and delivered to QIAGEN a Shareholder Agreement in substantially the form attached hereto as Exhibit H (the "Shareholder Agreement").

          (k) Acceptance of Employment. Patrick Weiss and Violette Weiss shall have agreed to become employees of QIAGEN or one of its Affiliates.

          (l) Escrow Agreement. QIAGEN and the Shareholders' Committee (as defined therein) shall have entered into the Escrow Agreement with the Escrow Agent.

          (m) Restriction Agreement. QIAGEN, Patrick Weiss, Luzi Jenny (by virtue of a power of attorney granted to Patrick Weiss), Stefan Pitsch, Berina AG and Edgar Rutishauser shall have entered into a Restriction Agreement in substantially the form attached hereto as Exhibit I (the "Restriction Agreement").

          (n) Option Agreement. QIAGEN, Patrick Weiss, Luzi Jenny (by virtue of a power of attorney granted to Patrick Weiss), Stefan Pitsch and XAG shall have entered into an Option Agreement in substantially the form attached hereto as Exhibit J (the "Option Agreement").

          (o) Declaration. Luzi Jenny shall have delivered a Declaration in substantially the form attached hereto as Exhibit L (the "Declaration").

          (p) Subscription Agreement. Each of the Company Stockholders shall have entered into a Subscription Agreement in substantially the form attached hereto as Exhibit M (the "Subscription Agreement").

          (q) XAG. QIAGEN shall have received evidence satisfactory to it that XAG has terminated all of its distribution agreements (other than the agreements with Glen Research Corporation).

          (r) No Indebtedness. QIAGEN shall have received evidence satisfactory to it that the Company has no indebtedness outstanding as of the Closing Date other than a maximum of $330,000 evidenced by the SouthTrust Note.

          (s) Amendment of Lease. QIAGEN shall have received evidence satisfactory to it that the Lease Agreement between the Company and James R. Hudson, Jr. and Suanne Hudson has been amended to its satisfaction.

          (t) QIAGEN Satisfaction with Intellectual Property Issues. QIAGEN shall be satisfied in all respects, in its sole discretion, with the Intellectual Property Rights including without limitation being satisfied: (i) with its due diligence investigation of the Intellectual Property Rights, (ii) that the Intellectual Property Rights, including without limitation rights granted under the New XAG License Agreement, are sufficient to conduct its business in the manner QIAGEN intends to do so and (iii) that this Agreement and the Related Agreements sufficiently protect QIAGEN's interest in the Intellectual Property Rights, including without limitation rights granted under the New XAG License Agreement, from and after the Effective Time.

     7.3 Additional Conditions to Obligations of the Company. The obligation of the Company to effect the Merger is also subject to the following conditions, any or all of which may be waived by Company, in whole or in part, to the extent permitted by applicable Law:

          (a) Representations and Warranties. The representations and warranties of QIAGEN and Merger Sub contained in this Agreement and the Related Agreements shall be true and correct in all material respects on and as of the Effective Time, with the same force and effect as if made on and as of the Effective Time, except for (i) changes contemplated by this Agreement, (ii) representations and warranties that are qualified by materiality or Material Adverse Effect, in which case such representations and warranties shall be true and correct in all respects, and (iii) representations and warranties which address matters only as of a particular date, in which case such representations and warranties qualified as to materiality or Material Adverse Effect shall be true and correct in all respects, and those not so qualified shall be true and correct in all material respects, on and as of such particular date; and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of QIAGEN.

          (b) Agreements and Covenants. QIAGEN and Merger Sub shall have performed or complied in all material respects with all agreements and covenants required by this Agreement to be performed or complied with by them on or prior to the Effective Time, and the Company shall have received a certificate to such effect signed by the Chief Financial Officer of QIAGEN.

          (c) Certificates of Merger. Merger Sub shall have executed and delivered the Certificates of Merger.

          (d) Opinion of Counsel to QIAGEN. The Company shall have received the opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. dated as of the Effective Time, substantially in the form of Exhibit K.

          (e) No Material Adverse Effect. From and including the date hereof, there shall not have occurred any event and no circumstance shall exist which, alone or together with any one or more other events or circumstances has had, is having or would reasonably be expected to have a Material Adverse Effect on QIAGEN; provided, however, that no change in the market price of QIAGEN Common Stock shall constitute a Material Adverse Effect.

                                    ARTICLE 8
                             INDEMNIFICATION; ESCROW

     8.1 Survival. Subject to Section 8.5 hereof, all representations and warranties of the parties in this Agreement, in the Related Agreements or in any other agreement, instrument or document furnished in connection with this Agreement or the transactions contemplated hereby, shall survive the Closing and shall expire on the date which is eighteen months after the Closing (the "Expiration Date").

     8.2 Indemnification. Each of the Company Shareholders (including the Founders) shall severally indemnify, defend and hold harmless QIAGEN and the Surviving Corporation and their respective officers, directors, employees and stockholders (other than the Company Shareholders and their successors in interest) and their successors and assigns from, against and with respect to any claim, liability, obligation, loss, damage, assessment, judgment, cost and expense (including, without limitation, reasonable attorneys' and accountants' fees and costs and expenses reasonably incurred in investigating, preparing, defending against or prosecuting any litigation or claim, action, suit, proceeding or demand) of any kind or character ("Damages") arising out of or in any manner incident, relating or attributable to:

               (i) any material inaccuracy in any representation or material breach of warranty by the Company or an indemnifying party contained in this Agreement (other than the representations and warranties given in Sections 2.1, 2.2, 2.3, 2.4, 2.8, 2.14, 2.20, 2.21 and 2.22 of this
     Agreement);

               (ii) any material inaccuracy in any representation, or material breach of warranty by the Company or an indemnifying party, contained in Sections 2.1, 2.2, 2.3, 2.4, 2.8, 2.14, 2.20, 2.21 and 2.22 of this
     Agreement, any Related Agreement or in any certificate, instrument of transfer or other document or agreement executed in connection with this Agreement or otherwise made or given in connection with this Agreement;

               (iii) any failure by the Company, XAG or an indemnifying party to perform or observe, or to have performed or observed, in full, any covenant, agreement or condition to be performed or observed by it under this Agreement, any Related Agreement or under any certificates or other documents or agreements executed in connection with this Agreement;

               (iv) reliance by QIAGEN on any books or records of the Company or reliance by QIAGEN on any information furnished to QIAGEN pursuant to this Agreement by or on behalf of the Company or the Company Shareholders;

               (v) any claim arising out of or relating to the operation of the business of the Company on or prior to the Closing Date or facts and circumstances existing at or prior to the Closing Date, whether or not such liabilities or obligations were known on such date;

               (vi)    any breach by XAG of the New XAG License Agreement; and

               (vi) any claims by any shareholder, licensor, licensee or customer of XAG against QIAGEN, the Company or the Surviving Corporation.

     8.3 Claims for Indemnification. In the event of the occurrence of any event which any party asserts is an indemnifiable event pursuant to this Article 7, the party claiming indemnification (the "Indemnified Party") shall provide prompt notice to the party required to provide indemnification (the "Indemnifying Party"), specifying in detail the facts and circumstances with respect to such claim and the basis for which indemnification is available hereunder. If such event involves the claim of any third party, the Indemnifying Party shall have the right to control the defense or settlement of such claim; provided, however, that (i) the Indemnified Party shall be entitled to participate in the defense of such claim at its own expense, (ii) the Indemnifying Party shall obtain the prior written approval of the Indemnified Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim which does not include as an unconditional term thereof the giving by the claimant or plaintiff to the Indemnified Party of a complete release from all liability in respect to such claim or litigation, (iii) the Indemnifying Party shall not be entitled to control (but shall be entitled to participate at its own expense in the defense of), and the Indemnified Party shall be entitled to have sole control over, and shall assume all expense with respect to, the defense or settlement of any claim to the extent such claim seeks an order, injunction or other equitable relief against the Indemnified Party which, if successful, could materially interfere with the business, operations, assets, condition (financial or otherwise) or prospects of the Indemnified Party; provided, that, the Indemnified Party shall provide written notice to the Indemnifying Party of its election to assume control over the defense of such claim pursuant to this clause (iii), and (iv) if the Indemnifying Party is entitled to but fails to assume control over the defense of a claim as provided in this Section 8.3, providing that Damages associated with such claim are covered by the indemnity provisions of Section 8.2, the Indemnified Party shall have the right to defend such claim, provided further that the Indemnified Party shall obtain the prior written approval of the Indemnifying Party (which approval shall not be unreasonably withheld or delayed) before entering into any settlement of such claim if, pursuant to or as a result of such settlement, injunctive or other non-monetary relief would imposed against the Indemnifying Party.

     In the event that the Indemnifying Party shall be obligated to indemnify the Indemnified Party pursuant to this Article 7, the Indemnifying Party shall, upon payment of such indemnity in full, be subrogated to all rights of the Indemnified Party with respect to the claim to which such indemnification relates.

     8.4 Deductible with Respect to Indemnification. Subject to Section 8.5 hereof, no claim by QIAGEN (on behalf of itself and the Surviving Corporation, as the case may be) shall be made against the Company Shareholders for indemnification pursuant to this Article 8 with respect to any item of Damages arising out of, relating to or attributable to this Agreement or the transactions contemplated hereby, unless such item, together with the aggregate of all prior Damages of QIAGEN and its Affiliates for which indemnification could be sought pursuant to this Article 8, shall exceed $20,000 (the "Deductible Amount"), in which event QIAGEN shall be entitled, subject to the provisions of this Article 8, to make claims for indemnification hereunder to the extent of any and all of such Damages in excess of the Deductible Amount.

     8.5  Limitations of Indemnification. Notwithstanding anything in this
Article 8 to the contrary, any Damages to QIAGEN or its Affiliates resulting from fraud or intentional misrepresentation by any executive officer or director of the Company or more than 10% beneficial owner of outstanding Company Shares with respect to a representation or warranty contained herein at the time such representation or warranty was made or at the time of the Closing (i) shall not be subject to the Deductible Amount or the Expiration Date and (ii) QIAGEN's recovery shall not be limited to the Escrow Fund.

     8.6  Escrow Arrangements.

          (a) On the Effective Time, the Company Shareholders will be deemed to have received and deposited with the Escrow Agent (as defined below) the Escrow Shares plus any additional shares as may be issued with respect to the Escrow Shares upon any stock split (including a stock split effected through a dividend of stock) or recapitalization effected by QIAGEN after the Effective Time, without any act of any Company Shareholders. Within twenty-five (25) Business Days after the Effective Time, the Escrow Shares, without any act of any Company Shareholders, will be deposited with State Street Bank (or another institution acceptable to QIAGEN and the Company Shareholders) as Escrow Agent (the "Escrow Agent"), such deposit to constitute an escrow fund (the "Escrow Fund") to be governed by the terms of the Escrow Agreement. The Escrow Fund shall be available to fund the indemnification of QIAGEN and the Surviving Corporation with respect to Damages incurred by QIAGEN and the Surviving Corporation after the Effective Time. Subject to Section 8.5 hereof, the indemnification obligations of the Company Shareholders pursuant to clause (i) of Section 8.2 hereof shall be limited to amounts deposited in the Escrow Fund.

          (b) Subject to the terms of the Escrow Agreement, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate on the Expiration Date.

                                    ARTICLE 9
                        TERMINATION, AMENDMENT AND WAIVER

     9.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of the Company:

          (a) By mutual written consent duly authorized by the Boards of Directors of QIAGEN and the Company; or

          (b) By either QIAGEN or the Company if the Merger shall not have been consummated on or before May 30, 2002; provided, however, that the right to terminate this Agreement under this Section 9.1(b) shall not be available to any party whose willful failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Merger to have been consummated on or before such date; or

          (c) By either QIAGEN or the Company, if a Court or Governmental Authority shall have issued an Order or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the Merger.

     9.2 Effect of Termination. Except as provided in this Section 9.2, in the event of the termination of this Agreement pursuant to Section 9.1, this Agreement (other than this Section 9.2 and Sections 9.3 and Article 10, which shall survive such termination) will forthwith become void, and there will be no liability on the part of QIAGEN, Merger Sub or the Company or any of their respective officers or directors to the other and all rights and obligations of any party hereto will cease, except that nothing herein will relieve any party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty, covenant or agreement contained in this Agreement.

     9.3 Amendment. This Agreement may be amended by the parties hereto by action taken by or on behalf of their respective Boards of Directors at any time prior to the Effective Time; provided, however, that, after approval of the Merger by the stockholders of the Company, no amendment may be made which would reduce the amount or change the type of consideration into which each Company Share shall be converted upon consummation of the Merger. This Agreement may not be amended except by an instrument in writing signed by QIAGEN, Merger Sub and the Company.

     9.4 Waiver. At any time prior to the Effective Time, any party hereto may extend the time for the performance of any of the obligations or other acts required hereunder, waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto and waive compliance with any of the agreements or conditions contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the party or parties to be bound thereby.

                                   ARTICLE 10
                               GENERAL PROVISIONS

     10.1 Notices. All notices or other communications which are required or permitted hereunder shall be in writing and sufficient if delivered personally or sent by nationally recognized overnight courier or by registered or certified mail, postage prepaid, return receipt requested, or by electronic mail, with a confirmatory copy thereof to be delivered by mail (as aforesaid) within 24 hours of such electronic mail, or by telecopier, with confirmation as provided above, addressed as follows:

               (a)  If to QIAGEN or Merger Sub:

                    QIAGEN N.V.
                    Sportstraat 50
                    KJ 5911 Venlo
                    The Netherlands
                    Telephone:  011 31 77 320-8400
                    Telecopier:  011 31 77 320-8409
                    Attention: Dr. Metin Colpan, Chief Executive Officer

With a copy to:
                    Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. One Financial Center
                    Boston, Massachusetts  02111
                    Telephone: (617) 542-6000
                    Telecopier: (617) 542-2241
                    Attention:  Jonathan L. Kravetz, Esq.

               (b)  If to the Company:

                    Xeragon, Inc.
                    2307 Spring Branch Road
                    Huntsville, AL 35801
                    Telephone: (256) 704 3063
                    Telecopier: (256) 704 3066
                    Attention:  President

With a copy to:

                    Lanier Ford Shaver & Payne P.C.
                    200 West Side Square, Suite 5000
                    Huntsville, AL 35801
                    Telephone: (256) 535-1100
                    Telecopier: (256) 533-9322
                    Attention: Richard J. Marsden, Esq.

or to such other address as the party to whom notice is to be given may have furnished to the other party in writing in accordance herewith. All such notices or communications shall be deemed to be received (a) in the case of personal delivery, on the date of such delivery, (b) in the case of nationally recognized overnight courier, on the next Business Day after the date when delivered to the courier (c) in the case of facsimile transmission or electronic mail, upon confirmed receipt, and (d) in the case of mailing, on the fifth (5th) Business Day following the date on which the piece of mail containing such communication was posted.

     10.2 Disclosure Schedules. The Company Disclosure Schedule shall be divided into sections corresponding to the sections and subsections of this Agreement. Disclosure of any fact or item in any section of the Company Disclosure Schedule shall not, should the existence of the fact or item or its contents be relevant to any other section of the Company Disclosure Schedule, be deemed to be disclosed with respect to such sections.

     10.3  Certain Definitions. For purposes of this Agreement, the term:

           (a) "Affiliates" means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, the first mentioned Person; including, without limitation, any partnership or joint venture in which the Company (either alone, or through or together with any other Subsidiary) has, directly or indirectly, an interest of 15% or more of the issued and outstanding capital stock or other equity interests of such Person;

           (b) "Business Day" means any day other than a Saturday, Sunday or day on which banks are permitted to close in the State of Alabama or in the State of Delaware.

           (c) "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or credit arrangement or otherwise;

           (d) "Court" means any court or arbitration tribunal of the United States, any domestic state, or any foreign country, and any political subdivision thereof.

           (e) "Environmental Claim" means any claim, action, cause of action, investigation or notice by any Person alleging potential liability (including, without limitation, potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries or penalties) arising out of, based on or resulting from (a) the presence, release or disposal of any Hazardous Materials at any location, whether or not owned or operated by the Company, or (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

           (f) "Environmental Laws" means any Law pertaining to: (i) the protection of health, safety and the indoor or outdoor environment; (ii) the conservation, management or use of natural resources and wildlife; (iii) the protection or use of surface water and ground water; (iv) the management, manufacture, possession, presence, use, generation, transportation, treatment, storage, disposal, release, threatened release, abatement, removal, remediation or handling of, or exposure to, any Hazardous Material; or (v) pollution (including any release to air, land, surface water and ground water); and includes, without limitation, the Comprehensive Environmental, Response, Compensation, and Liability Act of 1980, as amended, and the Regulations promulgated thereunder and the Solid Waste Disposal Act, as amended, 42 U.S.C. ss.ss. 6901 et seq.

           (g) "Exchange Agent" means Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. or any other entity appointed to act in the capacities required under Section 1.10.

           (h) "Governmental Authority" means any governmental agency or authority (other than a Court) of the United States, any domestic state, or any foreign country, and any political subdivision or agency thereof, and includes any authority having governmental or quasi-governmental powers.

            (i) "Hazardous Material" means any substance, chemical, compound, product, solid, gas, liquid, waste, by-product, pollutant, contaminant or material which is hazardous or toxic and is regulated under any Environmental Law, and includes without limitation, asbestos or any substance containing asbestos, polychlorinated biphenyls or petroleum (including crude oil or any fraction thereof).

            (j) "Intellectual Property Right" has the meaning ascribed to such term in Section 2.22 of this Agreement.

            (k) "Knowledge" means (i) in the case of an individual, the actual knowledge possessed by the individual of a particular fact or other matter, after making due inquiry, or (ii) in the case of an entity (other than an individual), such entity will be deemed to have "Knowledge" of a particular fact or other matter if any individual who is serving as a director, officer, partner, in-house counsel, patent counsel (with respect to Intellectual Property Rights only), executor or trustee of such entity (or in any similar capacity) has, or at any time had, after due inquiry, actual knowledge of such fact or other matter.

            (l) "Law" means all laws, statutes and ordinances of any Governmental Authority, including all decisions of Courts having the effect of law in each such jurisdiction;

            (m) "Lien" means any mortgage, pledge, security interest, attachment, encumbrance, lien (statutory or otherwise), option, conditional sale agreement, right of first refusal, first offer, termination, participation or purchase or charge of any kind (including any agreement to give any of the foregoing); provided, however, that the term "Lien" shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers' compensation, unemployment insurance, old age, pension or other social security programs mandated under applicable Laws, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialsmen, to secure claims for labor, materials or supplies and other like liens, and (v) restrictions on transfer of securities imposed by applicable state and federal securities Laws;

            (n) "Litigation" means any suit, action, arbitration, cause of action, claim, complaint, criminal prosecution, investigation, demand letter, or governmental or other administrative proceeding, whether at law or at equity, before or by any Governmental Authority, Court or other tribunal;

            (o) "Material Adverse Effect" means any fact, event, change, circumstance or effect that is materially adverse to the business, condition (financial or otherwise), operations, results of operations, assets, liabilities or prospects of (i) the Company (prior to the Effective Time) or the Surviving Corporation (after the Effective Time, but based on the business, condition (financial or otherwise), operations, result of operations, assets, liabilities or prospects of the Surviving Corporation as of the Effective Time) when such term is used in a representation or warranty of, or otherwise in relation to, the Company, or the context otherwise so requires, or (ii) QIAGEN or any of its subsidiaries when such term is used in relation to QIAGEN, Merger Sub or the Surviving Corporation, or the context otherwise so requires.

            (p) "Order" means any judgment, order, writ, injunction or decree of any Court or Governmental Authority.

            (q) "Person" means an individual, corporation, partnership, association, trust, unincorporated organization, limited liability company, other entity or group (as defined in Section 13(d)(3) of the Exchange Act);

            (r) "Regulation" means any rule or regulation of any Governmental Authority having the effect of Law.

            (s) "Related Agreements" means the Release Agreements, the Shareholder Agreements, the Escrow Agreement, the Restriction Agreement, the Option Agreement, the Declaration, the Subscription Agreement and the New XAG License Agreement.

            (t) "Subsidiary" or "Subsidiaries" of the Company, the Surviving Corporation, QIAGEN or any other Person means any corporation, partnership, joint venture, limited liability company or other legal entity of which the Company, the Surviving Corporation, QIAGEN or such other Person, as the case may be, either alone or through or together with any other Subsidiary, owns, directly or indirectly, 50% or more of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation or other legal entity.

     10.4 Interpretation. When a reference is made in this Agreement to Sections, subsections, Schedules or Exhibits, such reference shall be to a Section, subsection, Schedule or Exhibit to this Agreement unless otherwise indicated. The words "include," "includes" and "including" when used herein shall be deemed in each case to be followed by the words "without limitation." The word "herein" and similar references mean, except where a specific Section or Article reference is expressly indicated, the entire Agreement rather than any specific Section or Article. The table of contents and the headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     10.5 Severability. If any term or other provision of this Agreement is determined by a Court of competent jurisdiction, without further opportunity to appeal, to be invalid, illegal or incapable of being enforced in any respect, then such term or provision shall be deemed to be limited to the extent that such Court determines it enforceable, and as so limited shall remain in full force and effect, and all other terms and provisions of this Agreement shall remain in full force and effect. In the event that such Court shall determine any such provision, or any portion thereof, to be wholly unenforceable, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect. Upon any determination that any term or other provision, or portion thereof, is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the extent possible.

            10.6 Entire Agreement. This Agreement (including all exhibits and schedules hereto) constitutes the entire agreement of the parties hereto and supersedes all prior agreements and undertakings (other than the Confidentiality Agreement), both written and oral, among the parties, or any of them, with respect to the subject matter hereof and, except as otherwise expressly provided herein, is not intended to confer upon any other Person any rights or remedies hereunder.

            10.7 Assignment. This Agreement shall not be assigned by operation of law or otherwise, except that QIAGEN and Merger Sub may assign all or any of their rights hereunder to any Affiliate, provided that no such assignment shall relieve the assigning party of its obligations hereunder.

            10.8 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

            10.9 Failure or Indulgence Not Waiver; Remedies Cumulative. No failure or delay on the part of any party hereto in the exercise of any right hereunder will impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor will any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement are cumulative to, and not exclusive to, and not exclusive of, any rights or remedies otherwise available.

            10.10 Governing Law. This agreement and the agreements, instruments and documents contemplated hereby will be governed by and construed in accordance with the Law of the State of Delaware (exclusive of conflicts of law principles) ("Delaware Law"). Delaware Courts within the State of Delaware and, more particularly, to the fullest extent such Court shall have subject matter jurisdiction over the matter, the Court of Chancery of the State of Delaware, will have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby. The parties consent to and agree to submit to the jurisdiction of such Courts, provided, however, that such consent to jurisdiction is solely for the purpose referred to in this Section 9.10 and shall not be deemed to be a general submission to the jurisdiction of such Courts or in the State of Delaware other than for such purpose. Each of the parties hereby waives, and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Delaware Law, any claim that (i) such party is not personally subject to the jurisdiction of such Courts, (ii) such party and such party's property is immune from any legal process issued by such Courts or (iii) any Litigation commenced in such Courts is brought in an inconvenient forum.

            10.11 Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original, but all of which taken together shall constitute one and the same agreement.

                  [Remainder of page intentionally left blank]

         IN WITNESS WHEREOF, QIAGEN, Merger Sub, the Company and the Company Shareholders have caused this Agreement and Plan of Merger to be executed as of the date first written above, in the case of corporations, by their respective officers thereunto duly authorized.

                               QIAGEN N.V.

                               By   /s/ Peer Schatz
                                  ---------------------------------------
                               Name:  Peer Schatz
                               Title: Managing Director and Chief Financial
                                      Officer


                               XENOPUS MERGER SUB, INC.

                               By   /s/ Peer Schatz
                                  ---------------------------------------
                               Name:  Peer Schatz
                               Title: Treasurer


                               XERAGON, INC.

                               By   /s/ Patrick A. Weiss
                                  ---------------------------------------
                               Name:  Patrick A. Weiss
                               Title: President

COMPANY SHAREHOLDERS:


   /s/ Patrick Weiss                            /s/ Violette Weiss
-------------------------------------       ------------------------------------
Name:  Patrick Weiss                        Name:  Violette Weiss
Address: 10007 Bluff Drive                  Address:  10007 Bluff Drive
        -----------------------------               ----------------------------
         Huntsville, AL 35803                         Huntsville, AL 35803
        -----------------------------               ----------------------------


   /s/ Stefan Pitsch                            /s/ James R. Hudson, III
-------------------------------------       ------------------------------------
Name:  Stefan Pitsch                        Name:  James R. Hudson, III
Address: AV Vinet 7                         Address:  127 Holmes Ave, NW
        -----------------------------               ----------------------------
         6H-1004 Lausanne                             Huntsville AL 35801
        -----------------------------               ----------------------------


   /s/ Cindy H. Jackson                         /s/ Edgar Rutishauser
-------------------------------------       ------------------------------------
Name:  Cindy H. Jackson                     Name: Edgar Rutishauser
Address: 127 Holmes Ave, NW                 Address:  Albisriederstrasse 377
        -----------------------------               ----------------------------
         Huntsville AL 35801                          8047 Zurich
        -----------------------------               ----------------------------


   /s/ Rolf Stalder                             /s/ James R. Hudson, Jr.
-------------------------------------       ------------------------------------
Name:  Rolf Stalder                         Name:  James R. Hudson, Jr.
Address: Residence la Maison                Address:  127 Holmes Ave, NW
        -----------------------------               ----------------------------
         6363 Burgenstock/NW                          Huntsville AL 35801
        -----------------------------               ----------------------------
         Switzerland
        -----------------------------


  /s/ Susanne J. Hudson                         /s/ Luzi Jenny
-------------------------------------       ------------------------------------
Name:  Suanne J. Hudson                     Name:  Luzi Jenny
Address: 127 Holmes Ave, NW                 Address:  Rotwandstrasse 65
        -----------------------------               ----------------------------
         Huntsville, AL 35801                         8004 Zurich
        -----------------------------               ----------------------------